Exhibit 4.1
CONFORMED COPY

TELENET ADDITIONAL FACILITY AB ACCESSION AGREEMENT
TERM LOAN AB FACILITY

To:	The Bank of Nova Scotia as Facility Agent and KBC Bank NV as Security Agent

From:	The Telenet Additional Facility AB Lender
Date: 24 July 2015

TELENET NV - Credit Agreement
dated 1 August 2007, as amended
from time to time (the Credit Agreement)

1.	In this Agreement:
Borrower in relation to the Term Loan AB Facility means Telenet International Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg with its registered office at 2, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register under number RCS B.155.066, having a share capital of EUR 475,031,000.
Indenture means the indenture, dated on or about the date of this Agreement, among, inter alia, the Telenet Additional Facility AB Lender, as issuer, and The Bank of New York Mellon, London Branch, as trustee, as may be amended from time to time.
Liberty Global Reference Agreement means any or all of (i) the credit agreement dated 16 January 2004 between (among others) UPC Broadband Holding B.V. as borrower and The Bank of Nova Scotia as facility agent; (ii) the credit agreement dated 7 June 2013 between (among others) Virgin Media Investment Holdings Limited as borrower and The Bank of Nova Scotia as facility agent; (iii) the credit agreement dated 27 January 2014 between (among others) Ziggo B.V. as borrower and The Bank of Nova Scotia as facility agent; (iv) the credit agreement dated 28 September 2006 between (among others) All3Media Finance Limited as borrower and The Royal Bank of Scotland plc as facility agent; and (v) the credit agreement dated 5 March 2015 between (among others) Ziggo Secured Finance B.V. as SPV borrower and The Bank of Nova Scotia as facility agent (in each case as amended from time to time up to the date of this Agreement).
Notes means the €530,000,000 aggregate principal amount of 4.875% fixed rate notes due 2027 and issued on or about the date of this agreement by the Telenet Additional Facility AB Lender pursuant to the Indenture.
Proposed Amendments means the amendments, waivers, consents and other modifications contemplated by Clauses 28 and 29 of this Agreement.
Refinancing means the repayment in full of all outstanding amounts and cancellation of all Commitments under Facility M of the Credit Agreement (including the payment of any related prepayment premium).

Related Agreements means (i) the fee letter agreement, dated on or about the date of this Agreement, by and among the Telenet Additional Facility AB Lender, the Borrower and Telenet NV relating to the payment of certain fees to the Telenet Additional Facility AB Lender by the Borrower and (ii) the service agreement, dated on or about the date of this Agreement, by and among the Telenet Additional Facility AB Lender, the Borrower and Telenet NV in respect of, among other things, the reimbursement by the Borrower of certain ongoing obligations of the Telenet Additional Facility AB Lender.
Telenet Additional Facility AB Lender means Telenet Finance VI Luxembourg S.C.A., a corporate partnership limited by shares, société en commandite par actions incorporated under the laws of the Grand Duchy of Luxembourg with its registered office at 2, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register under number B.171.030.
Telenet Additional Facility AC Accession Agreement means a Telenet Additional Facility Accession Agreement in substantially the form set out in Schedule 4 entered into by the parties thereto in accordance with Clause 21 below.
Telenet Additional Facility AC Borrower means the borrower under the Term Loan AC Facility.
Telenet Additional Facility AC Lender means a special purpose financing company incorporated under the laws of Belgium and established for the purpose, among others, of assuming the Telenet Additional Facility AB Lender’s obligations under the Notes.
Term Loan AB Facility means the €530,000,000 term loan facility made available by the Telenet Additional Facility AB Lender under this Agreement.
Term Loan AB Facility Commitment means, in relation to the Telenet Additional Facility AB Lender, the amount in euros set opposite its name under the heading “Term Loan AB Facility Commitment” in Schedule 1 to this Agreement, to the extent not cancelled, transferred, or reduced under the Credit Agreement.
Term Loan AB Facility Loan means a euro denominated loan made to the Borrower by the Telenet Additional Facility AB Lender under the Term Loan AB Facility.
Term Loan AC Facility means the €530,000,000 term loan facility made available by the Telenet Additional Facility AC Lender under the Telenet Additional Facility AC Accession Agreement.
Term Loan AC Facility Loan means a euro denominated loan made to the Telenet Additional Facility AC Borrower by the Telenet Additional Facility AC Lender under the Term Loan AC Facility.

2.	For the purposes of the Term Loan AB Facility and any Term Loan AB Facility Loan, and notwithstanding any provision of a Finance Document to the contrary:

(a)	the following defined terms shall have the following meanings in the Finance Documents:
Luxembourg means the Grand Duchy of Luxembourg.
Luxembourg Guarantor means a Guarantor incorporated in Luxembourg.
Luxembourg Obligor means an Obligor incorporated in Luxembourg.

Qualifying Lender means a Lender which is not an individual or a residual entity within the meaning of the Luxembourg laws of 21 June 2005 implementing the European Council Directive 2003/48/EC of 3 June 2003 (the EU SD) on taxation of savings income in the form of interest payments, including notably the Luxembourg law of 23 December 2005 creating a final withholding tax on certain income deriving from savings, and any entity which may fall within the scope of the EU SD as it may be amended from time to time.

(b)	where they relate to a Luxembourg company, references in the Finance Documents to:

(i)
a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(ii)	a receiver, administrative receiver, administrator or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;

(iii)
a security interest includes any hypothèque, nantissement, gage, privilege, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect and any transfer of title by way of security; and

(iv)	a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements);

(c)	any guarantee given by any Luxembourg Guarantor does not constitute a suretyship (cautionnement) in the sense of articles 2011 and subsequent of the Luxembourg civil code;

(d)
the maximum liability of any Luxembourg Guarantor under the Finance Documents shall be limited so that the maximum amount payable by the relevant Luxembourg Guarantor for the obligations of any Obligor, which is not a direct or indirect Subsidiary of such Luxembourg Guarantor, hereunder shall at no time exceed the Maximum Amount.

Maximum Amount of any Luxembourg Guarantor means the sum of:

(i)	an amount equal to the aggregate (without duplication) of:

(A)
all moneys received by that Luxembourg Guarantor or direct or indirect Subsidiaries of that Luxembourg Guarantor (which are direct or indirect Subsidiaries of that Luxembourg Guarantor on the date hereof or which will be direct or indirect Subsidiaries of that Luxembourg Guarantor hereafter) as borrower under or pursuant to the Finance Documents; and

(B)
the aggregate amount of the outstanding intercompany loans made to the Luxembourg Guarantor or direct or indirect Subsidiaries of that Luxembourg Guarantor (which are direct or indirect Subsidiaries of that Luxembourg Guarantor on the date hereof or which will be direct or indirect

Subsidiaries of that Luxembourg Guarantor hereafter) by other members of the Group which have been funded with moneys received by the Borrowers under the Finance Documents (the Loan Amount); and

(C)	an amount equal to 95% of the greater of:

I.	the market value of the assets of the Luxembourg Guarantor at the time the guarantee is called less the Liabilities, other than the Loan Amount, at the time the guarantee is called; and

II.	the market value of the assets of the Luxembourg Guarantor at the date of this Agreement less the Liabilities, other than the Loan Amount, at the time the guarantee is called.
Liabilities means all existing liabilities (other than any liabilities owed to the direct or indirect shareholders of the Luxembourg Guarantor) incurred, from time to time, by the Luxembourg Guarantor and as reflected, from time to time, in the books of the Luxembourg Guarantor.
If the Parties fail to reach an agreement as to the market value of the assets as referred to under paragraph (C) above, such market value shall be determined, at the sole costs of the Luxembourg Guarantor, by (1) an independent investment bank appointed for this purpose by the Finance Parties or (2) a Luxembourg réviseur d’entreprises appointed upon the request of any of the Finance Parties;

(e)
Telenet International Finance S.à r.l. hereby expressly accepts and confirms, for the purposes of articles 1281 and 1278 of the Luxembourg civil code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with, the provisions of this Agreement or the Finance Documents, the guarantee given by it guarantees all obligations of each Obligor (including without limitation, all obligations with respect to all rights and/or obligations so assigned, transferred or novated) and any security created under this Agreement or the Finance Documents shall be preserved for the benefit of any New Lender.

3.
Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement.

4.	We refer to Clause 2.7 (Telenet Additional Facility) of the Credit Agreement.

5.
This Agreement will take effect on the date on which the Facility Agent notifies the Borrower under the Term Loan AB Facility and the Telenet Additional Facility AB Lender that it has received the documents and evidence set out in Schedule 2 to this Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent (acting on the instructions of the Term Loan AB Facility Lender) (the Effective Date).

6.	The Telenet Additional Facility AB Lender agrees:

(a)	to become party to and to be bound by the terms of the Credit Agreement as a Lender in accordance with Clause 2.7 (Telenet Additional Facility) of the Credit Agreement; and

(b)
to become party to the Intercreditor Agreement as a Lender and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity as Lender in accordance with Clause 20.7 (Senior Creditors) of the Intercreditor Agreement.

7.
The Telenet Additional Facility Commitment in relation to the Telenet Additional Facility AB Lender (for the purpose of the definition of Telenet Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Term Loan AB Facility Commitment.

8.
The Facility Agent will, for the purposes of any determination to be made under the Credit Agreement or this Agreement (other than in respect of the Proposed Amendments in respect of which consent has been given in accordance with Clause 28 and 29 hereof), apply the votes of the Telenet Additional Facility AB Lender in accordance with a written direction to be provided by the Telenet Additional Facility AB Lender. The Telenet Additional Facility AB Lender agrees that it will give any such direction in accordance with the provisions of Section 9.01 of the Indenture. For the avoidance of doubt, the Facility Agent may rely on any such directions received and shall have no duty to enquire or monitor as to whether such direction complies with Section 9.01 of the Indenture.

9.
The Term Loan AB Facility may be drawn by one Loan (subject to the provisions of Clause 10 below) on the Effective Date and such date will constitute the Availability Period for the Term Loan AB Facility. No more than one Request may be made in respect of the Term Loan AB Facility under the Credit Agreement, and such Request may only be in a principal amount of the Telenet Additional Facility Commitment in relation to the Term Loan AB Facility as set out in Clause 7 above.

10.
(a)    Provided that any upsizing of the Term Loan AB Facility permitted under this Clause 10 will not breach any term of the Credit Agreement, the Term Loan AB Facility may be upsized by any amount, by the signing of one or more further Telenet Additional Facility AB Accession Agreements, that specify (along with the other terms specified therein) Telenet International Finance S.à r.l as sole Borrower and which specify Telenet Additional Facility Commitments denominated in euros, to be drawn in euros, with the same Final Maturity Date and Margin as specified in this Agreement.

(b)
For the purposes of this Clause 10 (unless otherwise specified), references to the Term Loan AB Facility shall include Loans made under any such further Telenet Additional Facility AB Accession Agreement.

(c)
Where any Term Loan AB Facility Loan has not already been consolidated with any other Term Loan AB Facility Loan, on the last day of any Term for such Term Loan AB Facility Loan, that Term Loan AB Facility Loan shall be consolidated with any other Term Loan AB Facility Loan which has a Term ending on the same day as that Term Loan AB Facility Loan and all such Term Loan AB Facility Loans will then be treated as one Loan.

11.	The Final Maturity Date in respect of the Term Loan AB Facility is July, 15 2027. Any outstanding Loan under the Term Loan AB Facility shall be repaid in full on the Final Maturity Date.

12.
The interest rate in relation to the Term Loan AB Facility will be a fixed rate of 4.875 per cent. per annum. Such interest rate will be calculated in accordance with Clause 8.1 (Calculation of Interest)

of the Credit Agreement as being the sum of EURIBOR, the applicable Margin and the Mandatory Costs, where in order to achieve the fixed rate referred to above, the applicable Margin will be:

(a)	4.875 per cent. per annum, calculated on the basis of a 360 day year comprised of twelve 30 day months;
minus

(b)	the sum of EURIBOR plus the Mandatory Costs.
For the avoidance of doubt, for the purpose of this calculation, the applicable Margin may be a negative number. Further, the interest rate for this Term Loan AB Facility will never exceed 4.875 per cent. per annum (save to the extent that Clause 8.3 (Interest on overdue amounts) of the Credit Agreement may apply).

13.
The first Term to apply to the Term Loan AB Facility Loan will be a period equal to the period running from the Effective Date up to and including January 15, 2016. The Borrower agrees that each subsequent Term under the Term Loan AB Facility will be 6 months.

14.
Upon the occurrence of a mandatory prepayment of the Term Loan AB Facility following a Change of Control, as defined under Clause 7.2 (Mandatory prepayment – change of control) of the Credit Agreement, the Borrower under the Term Loan AB Facility agrees to pay to the Facility Agent (for the account of the Telenet Additional Facility AB Lender) an amount equal to 1 per cent. of the principal amount of the Term Loan AB Facility, plus accrued and unpaid interest to the due date of mandatory prepayment. Such payment shall be due and payable by the Borrower to the Facility Agent (for the account of the Telenet Additional Facility AB Lender) under the Term Loan AB Facility on the actual date of such mandatory prepayment.

15.
At any time prior to July 15, 2021, upon the occurrence of any voluntary prepayment of any of the Term Loan AB Facility by the Borrower under Clause 7.6 (Voluntary prepayment) of the Credit Agreement (other than a voluntary prepayment complying with Clauses18, 19 or 21 below) in an amount not to exceed 10% of the original principal amount of the Term Loan AB Facility during each twelve-month period commencing on the date of this Agreement, the Borrower under the Term Loan AB Facility agrees to pay to the Facility Agent (for the account of the Telenet Additional Facility AB Lender) an amount equal to 3.0% of the principal amount of the Term Loan AB Facility being prepaid, plus accrued and unpaid interest then due on the amount of the Term Loan AB Facility Loan prepaid to the due date of prepayment. Such payment shall be due and payable by the Borrower under the Term Loan AB Facility to the Facility Agent (for the account of the Telenet Additional Facility AB Lender) on the actual date of such prepayment. Prior to July 15, 2021, to the extent that during any twelve-month period commencing on the date of this Agreement, the principal amount of the Term Loan AB Facility prepaid in any one or more voluntary prepayments is greater than an amount equal to 10% of the original principal amount of the Term Loan AB Facility (any such amount, the “Excess Early Redemption Proceeds”), the Borrower will apply the Excess Early Redemption Proceeds to a voluntary prepayment of the Term Loan AB Facility as described in Clause 16 below.

16.
At any time prior to July 15, 2021, upon the occurrence of any voluntary prepayment of any or all of the Term Loan AB Facility by the Borrower under the Term Loan AB Facility under Clause 7.6 (Voluntary prepayment) of the Credit Agreement with any Excess Early Redemption Proceeds (other than a voluntary prepayment complying with Clauses 18, 19 or 21 below), the Borrower under the

Term Loan AB Facility agrees to pay to the Facility Agent (for the account of the Telenet Additional Facility AB Lender) an amount equal to the Additional Amount (as defined below) (calculated as of a date no more than three Business Days prior to the date of the relevant prepayment notice), plus accrued and unpaid interest on the amount of the Term Loan AB Facility Loan prepaid to the due date of prepayment. Such payment shall be due and payable by the Borrower under the Term Loan AB Facility to the Facility Agent (for the account of the Telenet Additional Facility AB Lender) on the actual date of such prepayment.
For the purposes of this Clause 16:
Additional Amount means, with respect to the Term Loan AB Facility on any prepayment date applicable to the voluntary prepayment of any or all of the Term Loan AB Facility, the excess of:

(i)
the present value at such prepayment date of (i) the amount that would be payable in accordance with Clause 17 below in respect of the principal amount of the Term Loan AB Facility being prepaid if such amount were prepaid on July 15 2021 pursuant to Clause 7.6 (Voluntary prepayment) of the Credit Agreement, plus (ii) the principal amount of the Term Loan AB Facility being prepaid plus (iii) all required interest payments due on the principal amount of the Term Loan AB Facility being prepaid through July, 15 2021 (excluding accrued but unpaid interest to the prepayment date and assuming such interest payments are calculated at the rate of interest on the Term Loan AB Facility in effect on such prepayment date), computed using a discount rate equal to the Bund Rate plus 50 basis points; over

(ii)	the principal amount of the Term Loan AB Facility being prepaid.
Bund Rate means, with respect to any relevant date, the rate per annum equal to the equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

(i)
“Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such prepayment date to July 15, 2021, and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to July 15, 2021; provided, however, that, if the period from such prepayment date to July 15, 2021 is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the period from such prepayment date to July 15, 2021 is less than one year, a fixed maturity of one year shall be used;

(ii)
“Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Telenet Additional Facility AB Lender obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(iii)	“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Telenet Additional Facility AB Lender in good faith; and

(iv)
“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Telenet Additional Facility AB Lender of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Telenet Additional Facility AB Lender by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on a day no earlier than the third business day in Frankfurt preceding the relevant date.

17.
On or after July 15, 2021 upon the occurrence of a voluntary prepayment of any or all of the Term Loan AB Facility by the Borrower under the Term Loan AB Facility under Clause 7.6 (Voluntary prepayment) of the Credit Agreement (other than a voluntary prepayment complying with Clauses 18. 19 and 21 below), the Borrower under the Term Loan AB Facility agrees to pay to the Facility Agent (for the account of the Telenet Additional Facility AB Lender) an amount equal to the relevant percentages of the principal amount of the Term Loan AB Facility being prepaid as set forth in the table below on, plus accrued and unpaid interest then due on the amount of the Term Loan AB Facility prepaid to, the due date of prepayment, if prepaid during the twelve-month period beginning on July, 15 of the years indicated below:

Year	Prepayment Price expressed as a percentage of the principal amount of the Term Loan AB Facility
2021	102.438%
2022	101.219%
2023	100.609%
2024 and thereafter	100.000%
Such payment shall be due and payable by the Borrower under the Term Loan AB Facility to the Facility Agent (for the account of the Telenet Additional Facility AB Lender) on the actual date of such prepayment.

18.	Following a Telenet Group Transfer:

(a)
if the holders of a majority of the aggregate principal amount of the Notes consent to the Telenet Group Transfer, the Borrower under the Term Loan AB Facility may, at its option, voluntarily prepay a principal amount of the Term Loan AB Facility under Clause 7.6 (Voluntary prepayment) of the Credit Agreement equal to the aggregate principal amount of the Notes whose holders did not consent to the Telenet Group Transfer (in accordance with the terms of the Indenture) and in connection therewith the Borrower under the Term Loan AB Facility will pay to the Facility Agent (for the account of the Telenet Additional Facility AB Lender) an amount equal to 1 per cent. of the principal amount of the Term Loan AB Facility prepaid, plus accrued and unpaid interest to the due date of prepayment. Such payment shall be due and payable by the Borrower to the Facility Agent (for the account of the Telenet Additional Facility AB Lender) under the Term Loan AB Facility on the actual date of such prepayment; or

(b)
if the holders of a majority of the aggregate principal amount of the Notes do not consent to the Telenet Group Transfer, the Borrower under the Term Loan AB Facility will voluntarily prepay a principal amount of the Term Loan AB Facility under Clause 7.6 (Voluntary prepayment) of the Credit Agreement equal to the aggregate principal amount of the Notes tendered in the offer to purchase described in Section 3.08(b) of the Indenture and in connection therewith the Borrower under the Term Loan AB Facility will pay to the Facility Agent (for the account of the Telenet Additional Facility AB Lender) an amount equal to 1 per cent. of the principal amount of the Term Loan AB Facility prepaid, plus accrued and unpaid interest to the due date of prepayment. Such payment shall be due and payable by the Borrower to the Facility Agent (for the account of the Telenet Additional Facility AB Lender) under the Term Loan AB Facility on the actual date of such prepayment.

For the purposes of this Clause 18:
“Telenet Group Transfer” means the occurrence of either of the following: (a) the consummation of any transaction (including, without limitation, any merger, consolidation, scheme of arrangement or amalgamation), the result of which is that Liberty Global Europe Financing B.V., UPC Holding B.V. and/or any of their Subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Telenet NV or (b) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of Telenet NV and its Subsidiaries taken as a whole to Liberty Global Europe Financing B.V., UPC Holding B.V. and/or any of their Subsidiaries.

19.
At any time prior to July, 15 2018, upon the occurrence of any voluntary prepayment of the Term Loan AB Facility by the Borrower pursuant to Clause 7.6 (Voluntary Prepayment) of the Credit Agreement with the Net Cash Proceeds of one of more Equity Offerings (the “Equity Offering Early Redemption Proceeds”) in an amount of up to 40% of the Term Loan AB Facility Loan, the Borrower shall upon not less than 10 days nor more than 60 days’ notice make a payment to the Facility Agent (for the Account of the Telenet Additional Facility AB Lender in an amount (the “Equity Claw Prepayment Premium”) equal to 4.875 per cent. of the principal amount of the Term Loan AB Facility prepaid, together with any amounts due to the Telenet Additional Facility AB Lender in respect of a Tax Deduction plus accrued interest then due on the amount of the Term Loan AB Facility prepaid to the due date of prepayment. Such payment shall be due and payable by the Borrower to the Facility Agent (for the account of the Telenet Additional Facility AB Lender) under the Term Loan AB Facility on the actual date of such prepayment provided that:

(a)	at least 50% of the principal amount of the Term Loan AB Facility remains outstanding immediately after any such prepayment; and

(b)	such prepayment is made not more than 180 days after the consummation of any Equity Offering.
For the purpose of this Clause 19:
“Capital Stock” of any person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of interests in (however designated) equity of such person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Disqualified Stock” means, with respect to any person, any Capital Stock of such person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(a)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b)
is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company, the Borrower or a Subsidiary of the Company); or

(c)
is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of the date (a) of the stated maturity of the Term Loan AB Facility or (b) on which there are no amounts under the Term Loan AB Facility outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Credit Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with any provisions of the Credit Agreement.

“Equity Offering” means a sale of (1) Capital Stock of the Company or the Borrower (other than Disqualified Stock), (2) Capital Stock the proceeds of which are contributed as equity share capital to the Company or the Borrower or as Subordinated Shareholder Loans or (3) Subordinated Shareholder Loans.
“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, Subordinated Shareholder Loans and other capital contributions, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

20.
In consideration for the Telenet Additional Facility AC Lender assuming the Telenet Additional Facility AB Lender’s obligations under the Indenture and provided that any corresponding conditions to such assumption set out in the Indenture have been satisfied substantially concurrently, the Telenet Additional Facility AB Lender agrees that upon receipt of not less than 8 Business Days’ written notice from the Borrower in relation to the Term Loan AB Facility and subject to satisfaction, substantially concurrently, of the other requirements of the Finance Documents it shall promptly on the transfer date (as agreed by the Facility Agent, the Telenet Additional Facility AC Lender and the Borrower) transfer its rights, title and obligations under the Term Loan AB Facility by executing a Transfer Certificate substantially in the form of Schedule 3 of this Telenet Additional Facility AB Accession Agreement in accordance with Clause 27.4 (Procedure for transfer by way of novations) of the Credit Agreement (and Telenet NV shall procure the execution by the Telenet Additional Facility AC Lender of such Transfer Certificate) and deliver such Transfer Certificate to the Facility

Agent (the “Facility AB Loan Transfer”). The Borrower shall have the right, but not the obligation, to deliver any such notice and to effect the Facility AB Loan Transfer. A copy of the written notice from the Borrower to the Telenet Additional Facility AB Lender shall also be provided to the Facility Agent on or around the date on which it is delivered to the Telenet Additional Facility AB Lender in accordance with this Clause 20. For the purpose of Clause 27.3(f) (Transfers by Lenders) of the Credit Agreement, the Facility Agent agrees to waive its right to receive a fee in connection with the Facility AB Loan Transfer.
Following the completion of the Facility AB Loan Transfer, Telenet NV agrees that if requested by written notice from the Borrower, within 60 Business Days of the Transfer Date (as defined in the Transfer Certificate delivered pursuant to this Clause 20), it shall execute and deliver (or shall procure that such other Telenet Additional Facility AC Borrower shall execute and deliver), and, provided that any corresponding conditions to such transaction set out in the Finance Documents and the Indenture have been satisfied substantially concurrently, shall procure that the Telenet Additional Facility AC Lender shall execute and deliver the Telenet Additional Facility AC Accession Agreement, to the Facility Agent and the Security Agent. The Borrower shall have the right, but not the obligation, to deliver such request and to effect the Belgian SPV Rollover (as defined below). A copy of the written notice from the Borrower to Telenet NV in respect of such request shall also be provided to the Facility Agent on or around the date on which it is delivered to Telenet NV in accordance with this Clause 20.

21.
In accordance with the Telenet Additional Facility AC Accession Agreement, on the Effective Date (as defined therein) the Telenet Additional Facility AC Lender will make or be deemed to have made, as applicable to the Telenet Additional Facility AC Borrower a Term Loan AC Facility Loan in an amount equal to its commitment under the Term Loan AC Facility (which shall be an amount equal to the then outstanding principal amount of the Term Loan AB Facility Loan) by, at the election of Telenet NV, one or more of the following (the “Belgian SPV Rollover”):

(a)
transferring all of its rights, title and obligations under the Term Loan AB Facility to the Telenet Additional Facility AC Borrower pursuant to a transfer certificate to be executed by each of the Telenet Additional Facility AC Lender, the Telenet Additional Facility AC Borrower and the Facility Agent in accordance with Clause 27.4 (Procedure for transfer by way of novations) of the Credit Agreement;

(b)	cash settling with (or netting against) proceeds received (or payable) in respect of the voluntary prepayment and cancellation of the Term Loan AB Facility Loan; and/or

(c)
any other means that may be permitted under the Finance Documents and applicable law provided that the Telenet Additional Facility AB Lender shall cease to have any rights or obligations under the Telenet Additional Facility AB Accession Agreement following the entry into the Telenet Additional Facility AC Accession Agreement.

The notice provisions of Clause 7.6(a) (Voluntary prepayment) and Clause 7.8(a) (Voluntary cancellation) of the Credit Agreement shall not apply to any cancellation or prepayment effected pursuant to paragraphs (b) or (c) of this Clause 21, and Telenet NV hereby irrevocably consents to any transfer pursuant to paragraph (a) of this Clause 21 and for the purpose of Clause 27.3(c) (Transfers by Lenders) of the Credit Agreement.

22.	On the Effective Date (as defined in the Telenet Additional Facility AC Accession Agreement), accrued and unpaid interest in respect of the Term Loan AB Facility Loan shall be rolled over and deemed to be interest accrued in respect of the Term Loan AC Facility Loan. Such interest shall be due and payable, together with any additional accrued and unpaid interest on the Term Loan AC Facility Loan, on the first interest period payment date under the Term Loan AC Facility which shall correspond with the end of the Term selected in the relevant Request for the Term Loan AB Facility Loan under the Credit Agreement.

23.
The Borrower agrees that it will not request or require the transfer of all of the rights and obligations of the Telenet Additional Facility AB Lender (or cancel or reduce any of such Lender’s Commitments or repay or prepay the Term Loan Facility AB Loan) pursuant to Clause 26.3 (Non-Consenting Lenders) of the Credit Agreement and, following any implementation in accordance with Clauses 28 and 29 below, the provisions of the Credit Agreement which reflect paragraphs 16, 58 and 63 of Schedule 5 (Amendments, waivers, consents and other modifications) and paragraph 19 of Schedule 7 (Amendments, waivers, consents and other modifications) of this Agreement (or any similar provisions in the Credit Agreement which may exist during the term of this Facility). The Borrower hereby acknowledges and agrees that any amendment to the provisions of the Credit Agreement which implement paragraph 70(b) of Schedule 5 (Amendments, waivers, consents and other modifications) of this Agreement shall not apply in respect of the Term Loan AB Facility Loan.

24.
The Borrower under the Term Loan AB Facility confirms, on behalf of itself and each other Obligor, that the representations and warranties set out in Clause 16 (Representations and Warranties) of the Credit Agreement (except for Clauses 16.7 (Authorisations), 16.9 (No material adverse change), 16.10 (Litigation and insolvency proceedings), 16.11 (Business Plan), 16.12 (No misleading information), 16.13 (Tax Liabilities), 16.14 (Security Interests), 16.17 (Ownership of assets), and 16.19 (ERISA)) are true and correct as if made at the Utilisation Date of the Term Loan AB Facility Loan with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.

25.
Each of the Guarantors confirms that its obligations under Clause 15 (Guarantee and Indemnity) of the Credit Agreement, and each of the Existing Security Providers confirms that the Security Interests created pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of the Term Loan AB Facility and that such obligations shall be owed to each Finance Party including the Telenet Additional Facility AB Lender.

26.	The Telenet Additional Facility AB Lender confirms to each Finance Party (unless such Finance Party is also an Obligor) that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Telenet Additional Facility Commitment is in force.

27.
The Term Loan AB Facility will be used for (i) the Refinancing, (ii) to service certain payments to the Telenet Additional Facility AB Lender under the Related Agreements and/or (iii) for general corporate purposes of the Group, which may include loans, distributions or other payments to Telenet NV and its direct and indirect shareholders, share buybacks or a refinancing of outstanding debt.

28.
For the purposes of any amendment or waiver, consent or other modification (including, with respect to any existing Default or Event of Default) that may be sought by the Company under the Credit Agreement or any other Finance Document on or after the date of this Agreement, the Telenet Additional Facility AB Lender hereby consents to:

(a)
any and all of the items set out in Schedule 5 (Amendments, waivers, consents and other modifications), Schedule 6 (Further Amendments, waivers, consents and other modifications) and Schedule 7 (Additional Amendments, waivers, consents and other modifications) of this Agreement; and/or

(b)
any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made either to implement the changes envisaged in Schedule 5 (Amendments, waivers, consents and other modifications), Schedule 6 (Further Amendments, waivers, consents and other modifications) and/or Schedule 7 (Additional amendments, waivers, consents and other modifications) of this Agreement or to conform any Finance Document to Schedule 5 (Amendments, waivers, consents and other modifications), Schedule 6 (Further Amendments, waivers, consents and other modifications) and/or Schedule 7 (Additional Amendments, waivers, consents and other modifications) of this Agreement; and/or

(c)
any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made to conform any Finance Document to any Liberty Global Reference Agreement (provided that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Finance Document to the Liberty Global Reference Agreement referred to at paragraph (v) of that definition, shall be limited to those that are mechanical in nature unless specifically referenced in Schedule 5 (Amendments, waivers, consents and other modifications), Schedule 6 (Further Amendments, waivers, consents and other modifications) and/or Schedule 7 (Additional Amendments, waivers, consents and other modifications) of this Agreement), and this Agreement shall constitute the Telenet Additional Facility AB Lender's irrevocable and unconditional written consent in respect of such amendments, waivers, consents and other modifications to the Finance Documents for the purposes of Clause 26 (Amendments and Waivers) of the Credit Agreement and Clause 21 (Remedies, Waivers, Amendments and Consents) of the Intercreditor Agreement without any further action required on the part of the Company, any Obligors, the Facility Agent, the Security Agent or the Telenet Additional Facility AB Lender.

29.
The Telenet Additional Facility AB Lender hereby acknowledges and agrees that the Facility Agent and/or the Security Agent may, but shall not be required to, send to the Telenet Additional Facility AB Lender any further formal amendment request in connection with all, or any of the proposed amendments set out under Clause 28 above and the Facility Agent and/or the Security Agent shall be authorised to consent on behalf of the Telenet Additional Facility AB Lender, as a Lender under one or more Telenet Additional Facilities, to any such proposed amendments set out under Clause 28 above, and such consent shall be taken into account in calculating whether the Majority Lenders, or the relevant requisite Lenders, have consented to the relevant amendments and/or waivers to the Finance Documents in accordance with Clause 26 (Amendments and Waivers) of the Credit Agreement and Clause 21 (Remedies, Waivers, Amendments and Consents) of the Intercreditor Agreement.

30.
The Telenet Additional Facility AB Lender hereby waives receipt of any fee in connection with the consent in Clause 28 above, notwithstanding that other consenting Lenders under the Credit Agreement may be paid a fee in consideration of such Lenders’ consent to any or all of the foregoing amendments, waivers or other modifications.

31.
The Telenet Additional Facility AB Lender and the Facility Agent agree to waive the notice period in respect of drawdown requests under Clause 5.1 (Giving of Request) of the Credit Agreement in respect of this Term Loan AB Facility.

32.
The Borrower and Telenet NV agree that, following and notwithstanding any amendment and/or any amendment and restatement of the Credit Agreement to reflect paragraph 22 of Schedule 5 (Amendments, waivers, consents and other modifications), in connection with any payment required to be made by an Obligor to the Telenet Additional Facility AB Lender:

(a)        Clause 11.2 (Tax gross-up) of the Credit Agreement shall continue to apply as if a Tax Deduction includes a FATCA Deduction; and
(b)        Clause 11.3(a) (Tax Indemnity) of the Credit Agreement shall continue to apply to any Tax that relates to a FATCA Deduction required to be made by a Party, in each case, other than to the extent that such FATCA Deduction arises from any non-compliance with any law or regulation by a holder of the Notes.
In this paragraph 32:
“FATCA” means:
(a)        sections 1471 to 1474 of the Code or any associated regulations;
(b)        any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)        any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

33.
The Telenet Additional Facility AB Lender, the Borrower and the Facility Agent acknowledge and agree that (a) the Term Loan AB Facility Loan shall be made by the Additional Facility AB Lender directly to the Borrower to an account notified by the Borrower to the Additional Facility AB Lender, rather than through the Facility Agent, and (b) in respect of any other payments of principal, interest or other amounts due under the Term Loan AB Facility, (i) the Borrower shall make payments payable by it to the Additional Facility AB Lender directly to the Additional Facility AB Lender (or to such account as the Additional Facility AB Lender may specify), and (ii) the Additional Facility AB Lender shall make payments payable by it to the Borrower directly to the Borrower (or to such account as the Borrower may specify). The Additional Facility AB Lender agrees that it shall promptly notify the Facility Agent if the Borrower fails to make any payment under subclause (b)(i) of this Clause 33 when due, and the Borrower agrees that it shall promptly notify the Facility

Agent if the Additional Facility AB Lender fails to make any payment under subclause (b)(ii) of this Clause 33 when due.

34.
The Facility Office and address for notices of the Telenet Additional Facility AB Lender for the purposes of Clause 33.2 (Contact details) of the Credit Agreement will be that notified by the Telenet Additional Facility AB Lender to the Facility Agent.

35.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

36.
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

37.
The Borrower under the Term Loan AB Facility hereby agrees that the Telenet Additional Facility AB Lender may disclose confidential information supplied to it by or on behalf of any Obligor in connection with the Finance Documents to the extent such disclosure is required by the terms of the Notes.

38.
For the purposes of any assignment, transfer or novation of rights and/or obligations (in whole or in part) by the Telenet Additional Facility AB Lender under Clause 27.3 (Transfers by Lenders) of the Credit Agreement, each of the Borrower and Telenet NV hereby irrevocably consents to any assignment, transfer or novation made by the Telenet Additional Facility AB Lender (i) by way of security in favour of The Bank of New York Mellon, London Branch (as security trustee under the Indenture) and (ii) following an Event of Default under and as defined in the Indenture. The Telenet Additional Facility AB Lender may only deliver to the Facility Agent a completed Transfer Certificate if at that time it confirms to the Facility Agent in writing that an assignment, transfer or novation of the interest in the Term Loan AB Facility to be assigned, transferred or novated is not prohibited under the terms of any agreement that is binding on it or any of its assets.

39.	The parties acknowledge that this Agreement is a Finance Document.

[Signature Pages Follow]

SIGNATORIES

TELENET ADDITIONAL FACILITY AB LENDER

TELENET FINANCE VI LUXEMBOURG S.C.A.
acting by its General Partner,
TELENET FINANCE VI S.à r.l.
By: Authorized Signatory
Name: Authorized Signatory
Title: Manager

By: Authorized Signatory
Name: Authorized Signatory
Title: Manager

[Additional Facility Accession to Credit Agreement]

BORROWER
TELENET INTERNATIONAL FINANCE S.à r.l.
By: Authorized Signatory
Name: Authorized Signatory
Title: Manager

[Additional Facility Accession to Credit Agreement]

GUARANTORS

TELENET NV
By: Authorized Signatory
Name: Authorized Signatory
Title: CFO/Proxyholder

TELENET INTERNATIONAL FINANCE S.à r.l.

By: Authorized Signatory
Name: Authorized Signatory
Title: Manager

[Additional Facility Accession to Credit Agreement]

EXISTING SECURITY PROVIDERS

TELENET NV

By: Authorized Signatory
Name:Authorized Signatory
Title: CFO/Proxyholder

TELENET GROUP HOLDING NV

By: Authorized Signatory
Name: Authorized Signatory
Title: CFO/Proxyholder

TELENET VLAANDEREN NV

By: Authorized Signatory
Name: Authorized Signatory
Title: CFO/Proxyholder

TELENET SERVICE CENTER BVBA

By: Authorized Signatory
Name: Authorized Signatory
Title: CFO/Proxyholder

TELENET INTERNATIONAL FINANCE S.à r.l.

By: Authorized Signatory
Name: Authorized Signatory
Title: Manager

[Additional Facility Accession to Credit Agreement]

Acknowledged and agreed by:
AGENTS
THE BANK OF NOVA SCOTIA as Facility Agent
By: Authorized Signatory
Name: Authorized Signatory
Title: Director

By: Authorized Signatory
Name: Authorized Signatory
Title: Director

[Additional Facility Accession to Credit Agreement]

KBC BANK NV as Security Agent
By: Authorized Signatory
Name: Authorized Signatory
Title: Agent Syndicated Loans

By: Authorized Signatory
Name: Authorized Signatory
Title: by proxy

[Additional Facility Accession to Credit Agreement]

SCHEDULE 1
TELENET ADDITIONAL FACILITY AB LENDER AND TERM LOAN AB FACILITY COMMITMENTS

Telenet Additional Facility AB Lender	Term Loan AB Facility Commitment (€)
Telenet Finance VI Luxembourg S.C.A.	530,000,000

Total	530,000,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Obligors

(a)	A copy of the articles of association of each Obligor and each Existing Security Provider.

(b)
A copy of a resolution of the board of directors or managers of each Obligor and each Existing Security Provider approving the terms of, and the transactions contemplated by, this Agreement and any other Finance Documents to which it is, or will become, a party.

(c)
A specimen of the signature of each person authorised on behalf of an Obligor and each Existing Security Provider to execute or witness the execution of this Agreement and any other Finance Document or to sign or send any document or notice in connection with this Agreement and any other Finance Document.

(d)	An up-to-date extract from the Luxembourg Trade and Companies Register in respect of the Borrower under the Term Loan AB Facility.

(e)
An up-to-date negative certificate (certificat de non-inscription d’une décision judicaire) issued by the Luxembourg Trade and Companies register in respect of the Borrower under the Term Loan AB Facility.

(f)	A copy of the minutes of the shareholders’ meeting of each Belgian Obligor and each Belgian Existing Security Provider (other than Telenet Group Holding NV):

(i)	approving for the purposes of article 556 of the Belgian Companies Act, the terms of and transactions contemplated by this Agreement; and

(ii)
authorising named persons to fulfil the formalities with the Registry of the Commercial Court of the registered office of such Obligor or Existing Security Provider following the decision taken in accordance with the above.

(g)	A certificate of an authorised signatory of the Borrower under the Term Loan AB Facility:

(i)	confirming that utilising the Total Commitments (including the Term Loan AB Facility Commitment) in full would not breach any limit binding on any Obligor; and

(ii)	certifying that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(h)	A copy of the most recent annual accounts of the Borrower or, in the absence thereof, a copy of the opening balance sheet of the Borrower under the Term Loan AB Facility.

(i)	Evidence that the agent of the Borrower under the Finance Documents for service of process in England has accepted its appointment.

(j)	Evidence required by the Finance Parties for the purpose of any applicable money laundering regulations.

2.	Legal opinions

(a)
A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties and the initial purchasers under the Purchase Agreement executed in respect of the Notes.

(b)
A legal opinion of Allen & Overy LLP, Belgian legal advisers to the Facility Agent, addressed to the Finance Parties and the initial purchasers under the Purchase Agreement executed in respect of the Notes.

(c)
A legal opinion of Allen & Overy Luxembourg société en commandite simple (inscrite au barreau de Luxembourg), legal advisers to the Facility Agent, addressed to the Finance Parties and the initial purchasers under the Purchase Agreement executed in respect of the Notes.

3.	Other

(a)	Confirmation by the Telenet Additional Facility AB Lender that the Notes have been issued.

(b)	Deed of Accession in respect of the Telenet Additional Facility AB Lender’s accession to the Intercreditor Agreement as a Lender.

SCHEDULE 3
TRANSFER CERTIFICATE

SCHEDULE 4
TELENET ADDITIONAL FACILITY AC ACCESSION AGREEMENT

SCHEDULE 5
AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 5 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to "recent Liberty precedent" shall be construed to mean any Liberty Global Reference Agreement.

1.	Business: amend the definition of Business to include the provision, creation, distribution and broadcasting of content as set out in recent Liberty precedents.

2.
Consolidated Cash and Cash Equivalents: amend the definition of Consolidated Cash and Cash Equivalents, to bring it substantially in line with and/or by reference to clauses and language used in recent Liberty precedents and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market and in particular:

(a)	include the following as additional limbs to such definitions:

(i)
marketable general obligations issued by any political subdivision of governments (consistent with recent Liberty precedent) which when acquired had a credit rating of A- or higher from either Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited; and

(ii)	repurchase obligations with a term of not more than seven days from certain types of underlying securities entered into with an acceptable bank; and

(b)	amend the definition of acceptable bank contained in the definition of Consolidated Cash and Cash Equivalents such than any acceptable bank has a rating of “BBB+” and “Baa1” respectively.

3.
Optional Currencies: amend the Credit Agreement to provide that the Revolving Facility Commitments may also be utilised in currencies other than EUR on the basis set out in recent Liberty precedent which contain a revolving credit facility.

4.
LIBOR: amend the definition of LIBOR to provide for the replacement of the British Bankers’ Association by the ICE Benchmark Administration as the administrator of LIBOR, together with other amendments by reference to clauses and language used in recent Liberty precedents and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market.

5.	Financial Indebtedness: amend the definition of Financial Indebtedness as follows:

(a)
replacing the provision in respect of deferred payments with deferral of payments for assets acquired or services supplied to refer to a deferral of 180 days (or 360 days if such deferral is in accordance with the relevant purchase terms) and to add a reference to “the relevant invoice date” as an alternative to the relevant acquisition or supply date and deleting the associated limb (m) of Permitted Financial Indebtedness;

(b)	by excluding the following items from the definition:

(i)	cash-collateralised indebtedness;

(ii)	indebtedness having the nature of equity (other than redeemable shares);

(iii)	any deposits or prepayments received by any member of the Group from a customer or subscriber for its service;

(iv)	limb (d) relating to obligations under finance leases and hire purchase contracts; and otherwise exclude obligations in respect of finance leases or capital leases;

(v)
any indebtedness in respect of any transactions relating to transfers of receivables (and related assets) to asset securitisation Subsidiaries or by an asset securitisation Subsidiary to any other person, or the grant of security in respect of such receivables or related assets, in connection with any asset securitization programmes or receivables factoring transactions; and

(vi)	any parallel debt obligations to the extent such obligations mirror other Financial Indebtedness.

6.
Majority Lenders: amend Clause 1.1 of the Credit Agreement to reduce the fractions specified in the definitions of Majority Lenders, from two thirds or more (for any or all purposes under the Credit Agreement or any other Finance Document (including for the purposes of any Telenet Additional Facility)) to more than 50.00% and to exclude the available commitments of defaulting lenders for the purposes of amendments or waivers.

7.
Super Majority Lenders: amend Credit Agreement to provide for a definition of Super Majority Lenders so that amendments and waivers in respect of the release of any guarantee or security only requires the consent of Lenders representing 90.00% of Commitments.

8.
Voting on cancelled and prepaid participations: amend the Credit Agreement to provide that a Commitment and a Loan (and any participation therein) as set forth in Clause 1.1 (Definitions) of the Credit Agreement shall be deemed to be cancelled or prepaid (with respect to any Telenet Additional Facility Commitment) and not outstanding (with respect to any Loan) for purposes of voting or consents (other than any vote or consent related to the non-payment of such Loan) under the Credit Agreement if the Company has delivered to the Facility Agent a cancellation or prepayment notice with respect to such Telenet Additional Facility Commitment or Loan; provided that any such Loan shall remain due and payable on the applicable prepayment date and, if not repaid in full on the applicable prepayment date, then all voting or consent rights with respect thereto shall be reinstated with retroactive effect from the date of delivery of such cancellation or prepayment notice.

9.
Interpolation: amend the Credit Agreement to provide for an interpolated screen rate in line with European leverage loan precedents and recent Liberty precedents and amend the definitions of EURIBOR and LIBOR accordingly.

10.	Mandatory Costs: delete all references in the Credit Agreement to Mandatory Costs and any related provisions.

11.
Increase: amend Clause 2 (Facilities) to provide for the ability to increase Commitments under a Facility by increasing a Lender’s Commitments with that Lender’s consent or by including new Commitments of any bank, financial institution, trust, fund or any other entity selected by the Company, including (but without limitation) the ability to increase the Commitments in an amount equal to the amount of any commitments cancelled as a result of (i) illegality, or (ii) Commitments cancelled as a result of the relevant Lender becoming a defaulting lender. Amend to permit the Company to pay a fee to any increase Lender.

12.
Documentary Credits: amend the Credit Agreement to permit utilisation of the Revolving Facility by way of letters of credit, bank guarantees, indemnity, performance bonds and other documentary credits.

13.
Ancillary Facilities: amend the Credit Agreement to provide for an ability to incur bilateral ancillary lines with a Lender (with the consent of that Lender) as a carve-out to the Revolving Facility Commitments.

14.
Rollover Loans: amend Clause 6.6 (Repayment of Revolving Loans) to clarify that, to the extent a Borrower is due to repay (in full or in part) a Revolving Loan on the same day on which such Borrower has also requested a Revolving Loan in the same currency and in the same or a lesser amount, a rollover of such Rollover Loan shall be effected on a cashless basis.

15.
Change of Control: amend Clause 7.2 (Mandatory prepayment – change of control) to extend the requirement to repay so that it falls 30 Business Days after the date of the notice from the Facility Agent and amend such Clause and the definition of Change of Control to reflect a recent Liberty precedent, including the ability to effect a post-closing reorganization and a spin-off without triggering a mandatory prepayment thereunder.

16.
Cancellation: amend Clause 7.9 (Right of repayment and cancellation of a single Lender) (i) to provide for the transfer in full and at par (in addition to the right of repayment and cancellation) of the Commitment and participation in a Utilisation of a single Lender to another Lender; and (ii) to provide that the right to repay, cancel or transfer also arises in respect of a Lender’s Commitment or participation in a Utilisation where that Lender invokes the market disruption clause.

17.
Notice of Prepayment or Cancellation: amend Clause 7.12(a) (Miscellaneous provisions) to provide that a notice of prepayment or cancellation may be conditional and be revoked provided that a Borrower has, within 10 Business Days, indemnified any Lender in respect of such Lender’s Break Costs if the prepayment or cancellation does not occur as notified and the notice period can be reduced with the consent of the Majority Lenders under the relevant Facility. The definition of Break Costs will be amended to include a Lender’s losses as a result of having to unwind any related funding contract (which it had entered into or initiated upon receipt of such notice) as a result of the revocation of a notice of prepayment or cancellation.

18.
Interest on Term Loan and Revolving Loan Advances: amend Clause 9.1 (Selection – Term Loans) and Clause 9.2 (Selection - Revolving Loans) to permit interest periods to be any period from 1, 2, 3 or 6 months or such other period of up to 12 months (for Revolving Loans and for Term Loans) or as the Majority Lenders under the relevant Facility may agree and in addition and for Revolving Loans only any period between 1 day and 30 days.

19.
Mandatory Prepayment from Disposals Proceeds: amend Clause 7.3 (Mandatory Prepayment from Disposal Proceeds) and 7.4 (Date for prepayment) to require prepayment of disposal proceeds only to the extent required to ensure compliance with the Total Net Debt maintenance financial covenant, exclude any proceeds from any other Permitted Disposal other than the general Permitted Disposals basket, remove the requirement to transfer disposal proceeds to a blocked account pending reinvestment and include a de minimis threshold of the greater of €200,000,000 and 5% of total assets and increase the reinvestment period from 12 months to 18 months (provided the disposal proceeds have been contracted to be reinvested within 12 months of the relevant Permitted Disposal) (and subject to the proviso that the financial covenant discussed above shall be retested at the end of such period and proceeds shall then be prepaid to the extent required to ensure compliance in line with recent Liberty precedent).

20.	Qualifying Lender Representation: amend Clause 11 (Taxes) to:

(a)	include an obligation on each Lender to notify the Company as soon as such Lender ceases to be a Qualifying Lender (except if caused by a change in Tax law);

(b)
include an obligation on each Lender to co-operate with the Company and to provide the Company with such information as the Company reasonably requests to determine whether a Lender has ceased to be a Qualifying Lender;

(c)	include an obligation on each Lender to certify its Qualifying Lender status in any relevant transfer certificate, increase confirmation or additional facility accession; and

(d)
limit the Qualifying Lender provision in respect of any Facility advanced to an entity incorporated in Belgium, so that no entity that is subject to withholding tax may become a Lender under such tranche without the consent of the Company.

21.	Increased Costs: amend Clause 12.2 (Exceptions) to include:

(a)	costs attributable to gross negligence or wilful breach by a Finance Party;

(b)	costs not notified within 30 days of a Finance Party becoming aware;

(c)	FATCA deductions; and

(d)	Bank Levies to the extent not more onerous than existing actual or draft laws (as applicable).

22.
Tax: amend Clause 11 (Taxes) to provide that the Finance Parties and the Borrower shall cooperate in good faith to complete any procedural steps to allow the Borrower to make payments free without withholding or deduction for taxes and each Finance Party will provide information requested by the Borrower in order for the Borrower to be exempt from withholding or deduction for any taxes under any applicable international treaty and in connection with FATCA and any applicable reporting requirements under FATCA and to include any provisions (which are not materially adverse to the interests of the Lenders) required to accommodate an acceding Additional Borrower incorporated in a jurisdiction other than Belgium, the Netherlands, Luxembourg and the United States. The Borrower will not be liable under any tax gross up or tax indemnity provisions in respect of any FATCA deductions.

23.
VAT: amend Clause 11.7 (Value Added Taxes) to provide that where an Obligor is required to make any payment in connection with Clause 11.7 (Value Added Taxes), such amount shall not become due until the Obligor has received a formal invoice detailing the VAT to be paid.

24.
Market Disruption: amend the Credit Agreement to include market disruption provisions and the provision of alternative interest rates in accordance with recent Liberty precedents and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market.

25.
Group: amend the definition of Group to exclude unrestricted subsidiaries, dormant subsidiaries that are not guarantors, project companies (as defined in accordance with a recent Liberty precedent), asset securitisation subsidiaries (as defined in accordance with a recent Liberty precedent) and entities that become subsidiaries as a result of an asset passthrough.

26.
Permitted Affiliate Parent: amend the Credit Agreement in line with recent Liberty precedent to provide an ability to acquire Affiliates that are not Subsidiaries of the Parent but are Subsidiaries of another Affiliate common holding company that is not a member of the Group (the holding entity of the acquired group being the “Permitted Affiliate Parent”) and to allow conforming changes including the ability to designate (subject to certain deliverables in accordance with recent Liberty precedents) any new holding company, or as applicable, any member of the new Group as the common holding company of the Group for the purposes of, amongst other things, the definitions of Change of Control, Restricted Payments and Permitted Payments and in respect of financial statements and provide an ability for the Company to deliver financial statements that are consolidated at the level of the common holding company provided that the Company also delivers a Group reconciliation.

27.
Unrestricted Subsidiaries: adopt the concept of unrestricted subsidiaries from recent Liberty precedents (and remove the concept of Non-Recourse Subsidiary) so that, amongst other things, unrestricted subsidiaries can be designated from time to time and not just prior to the relevant entity becoming a subsidiary.

28.
Representations: remove Clause 16.11 (Business Plan), 16.18 (Material Contracts) and paragraph (c) of Clause 16.16 (Environmental laws); and amend Clause 16.23(a) (Times for making representations and warranties) to exclude Clauses 16.5 (Non-conflict) 16.6 (No Event of Default) 16.7 (Authorisations) 16.16 (Environmental) 16.20 (United States Regulation) 16.21 (Anti-Terrorism Laws) from the representations and warranties deemed repeated under that clause.

29.	Information:

(a)
amend Clause 17.1 (Financial statements) to provide that to the extent financial statements are filed on a public register or published on the Company’s website they shall be deemed supplied to the Facility Agent;

(b)	amend the Credit Agreement to remove the requirement to prepare budgets under Clause 17.4 (Budgets);

(c)	amend Clause 17.5 (Information – miscellaneous) to provide for delivery of information by the Company to the Lenders (who have not objected) by posting to a designated website or email address;

(d)	amend Clause 17.6(b) (Notification of Default) to provide that certificate of no Default requested by the Facility Agent may be signed by an authorised officer of the Company;

(e)
amend Clause 17.7 (Inspection rights) to provide that the Facility Agent may only inspect the properties of the Group whilst there is an Event of Default continuing or the Facility Agent has reasonable grounds to believe that an Event of Default may exist or other reasonable grounds; and

(f)
amend Clause 28 (Disclosure of Information) (i) to apply to information of any member of the Group; (ii) to survive 12 months from the earlier of the date the Commitments have been repaid or cancelled in full and (in respect of that Finance Party only) the date a Finance Party resigns; and (iii) to reflect such clauses and language used in recent Liberty precedents as the company considers beneficial.

30.	Financial Covenants:

(a)
amend the definition of Consolidated EBITDA, at the Company’s option to provide that the starting point for Consolidated EBITDA may be operating income and/or, at the Company’s option, to include the following limbs as add backs or deductions to that definition:

(i)	depreciation;

(ii)	amortisation;

(iii)	one-off reorganization or restructuring charges;

(iv)	non-cash charges;

(v)	direct or related acquisition, disposal, recapitalization, debt incurrence or equity offering costs;

(vi)	losses or gains on the sale of operating assets;

(vii)	non-recurring, exceptional, extraordinary, one-off or unusual items;

(viii)
the effects of adjustments under IFRS or GAAP attributable to the application of recapitalization accounting or acquisition accounting in relation to any merger, acquisition or joint venture investment and adjustments to reduce the impact of any change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(ix)	accrued management fees (whether or not paid) and any permitted holding company expenses;

(x)	specified legal expenses (and include a definition as per recent Liberty precedents);

(xi)	any stock-based compensation expense;

(xii)	the amount of loss on the sale of any assets in connection with asset securitisation programme or receivables factoring transaction;

(xiii)	net earnings or losses attributable to non-controlling interests;

(xiv)	share of income or loss on equity investments;

(xv)	deferred financing cost written off and premiums paid to extinguish debt early;

(xvi)	unrealised gains/losses in respect of hedging;

(xvii)	tangible or intangible asset impairment charges;

(xviii)	capitalised interest on Subordinated Shareholder Loans;

(xix)	accruals and reserves established or adjusted within twelve months after the closing date of any acquisition required to be established or adjusted in accordance with GAAP;

(xx)	any expense to the extent covered by insurance or indemnity and actually reimbursed;

(xxi)	any realized and unrealized gains and losses due to changes in the fair value of equity investments; and

(xxii)	any up-front installation fees associated with commercial contract installations completed during the applicable reporting period (less any portion of such fees included in earnings);

(xxiii)
any fees or other amounts charged or credited to the Company’s and the guarantors related to intra-Group services may be excluded to the extent such fees or other amounts (i) are not included in the Company’s externally reported operating cash flow or equivalent measure or (ii) are deemed to be exceptional or unusual item; and

(xxiv)
to the extent not already included in operating income, the amount received from business interruption insurance and reimbursements of any expenses covered by indemnification or other reimbursement in connection with a permitted acquisition, investment or disposal of assets.

(b)	amend the definition of Consolidated Total Borrowings, in each case, to exclude from such definitions:

(i)	borrowings of unrestricted subsidiaries (as such subsidiaries are defined in recent Liberty precedents);

(ii)	intra-group borrowings;

(iii)	shareholder loans;

(iv)	excluding the portion of indebtedness of a member of the Group attributable to minority interests;

(v)	borrowings represented by deposits or prepayments from subscribers/customers;

(vi)	borrowings of acquired companies that will be discharged within 6 months;

(vii)	for the avoidance of doubt Financial Indebtedness arising by reason of mark-to-market fluctuations on hedging;

(viii)	borrowings from holders of equity to the extent advanced pro rata and repayable only on liquidation;

(ix)
in respect of drawings under any Revolving Facility at the relevant time up to an amount of 0.25 multiplied by Consolidated Annualised EBITDA for the latest Measurement Period (the “Revolving Facility Excluded Amount”); and

(x)	Financial Indebtedness in respect of any contingent obligations, any new definition of Net Senior Secured Debt (or similar) shall adopt the same approach as the definition of Total Debt (where applicable), including as outlined above.

31.
Interest Cover Covenant: remove the requirement for the Company to ensure that the ratio of Consolidated EBITDA to Total Cash Interest is not less than 2.10:1 contained in Clause 18.3 (Consolidated EBITDA to Total Cash Interest) and remove any other references to such ratio.

32.	Capital Expenditure Covenant: remove the capital expenditure covenant set out in Clause 19.22 (Capital expenditure) which limits capex spending to being in relation to Permitted Business.

33.	US Borrowers: remove the covenant in relation to US Borrowers set out in Clause 19.25 (U.S. Borrowers) which limits the activities of and loans to and from US Borrowers.

34.	Pro forma EBITDA: amend Clause 18.4 (Calculations), so that, for the purposes of testing compliance with the financial ratios set out in Clause 18 (Financial Covenants):

(a)
the calculations are determined in good faith by a responsible financial or accounting officer and are made on a pro forma basis giving effect to all material acquisitions and disposals made by the Group (including in respect of anticipated expense and cost reductions) and including as a result of, or that would result from, any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Company or any other member of the Group including in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganizations or otherwise (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared);

(b)
Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such incurrence, repayment, acquisition, discharge or disposal or acquisition occurred on the first day of such period; and

(c)
interest on any indebtedness that bears interest at a floating rate and that is being given pro forma effect shall be calculated as if the rate in effect on the date of calculation had been applicable for the entire period (taking into account any hedging in respect of such indebtedness).

35.	Equity Cures: amend Clause 18.5 (Cure provisions):

(a)	so that the financial ratios set out in Clause 18 (Financial Covenants) may be remedied by deeming that such cure proceeds are (as applicable):

(i)	added to Consolidated Annualised EBITDA; or

(ii)	applied to reduce Total Debt or Net Total Debt;
in each case, at the discretion of the Company; and

(b)
to remove the requirement to repay or prepay the cure proceeds against any of the Facilities or Loans and to clarify that there is no requirement to repay or prepay all or any part of the Facilities or any Loans; and

(c)	so that an equity cure may be effected up to 15 Business Days following the delivery of the financial statements which showed a breach.

36.
Material Subsidiaries: amend Clause 18.7 (Material Subsidiaries) so that the Company is required to ensure that the Obligors constitute 80% of the Consolidated EBITDA of the Group and to remove the obligation for each Material Subsidiary to become a Guarantor and amend the definition of Material Subsidiary so that only companies whose Consolidated EBITDA is 5% of the Group constitute Material Subsidiaries.

37.
Accounting Principles: amend, amongst other provisions, Clauses 17.2 (Form of financial statements), 18.1 (Interpretation) and 18.6 (Determinations) to permit the Company to elect (and to re-elect) to prepare its financial statements in accordance with US GAAP or IFRS; and adjust its financial covenants and definitions accordingly, or retain its existing financial covenants and definitions in each case in accordance with recent Liberty precedent (including provision of a reconciliation where applicable) provided that if a reconciliation is provided following any election to revert back to IFRS the ratios, definitions and financial covenants levels in existence at the original date of the Credit Agreement (updated to reflect any other amendments made since the original date of the Credit Agreement) shall be automatically reinstated.

38.
Asset Securitisation Subsidiary: amend the Credit Agreement, as per recent Liberty precedent, to permit, amongst other things, acquisitions and investments in respect of asset securitization subsidiaries. An asset securitisation subsidiary is any member of the Group that is engaged solely in the business of effecting or facilitating any asset securitisation programme or programmes or one or more receivables factoring transaction.

39.	Permitted Disposals:

(a)	amend the definition of Permitted Disposal to include:

(i)
to clarify in limb (f) of such definition that a disposal between a member of the Group (which is not an Obligor) and another member of the Group (which is not an Obligor) also constitutes a Permitted Disposal;

(ii)
direct or indirect sale (or otherwise) of any part of a present or future undertaking, shares, property, rights or remedies or other assets by one or a series of transactions related or not required by a regulatory authority or court of competent jurisdiction;

(iii)	disposal of real property if the fair market value in any financial year does not exceed the greater of €50,000,000 and 1% of total assets;

(iv)
disposals of accounts receivable on arms’ length terms pursuant to an asset securitisation programme or receivables factoring transactions (recourse and non-recourse), provided that the aggregate amount of all such securitisations or receivables factoring transactions does not exceed the greater of €200,000,000 and 5% of Total Assets at any time;

(v)	disposals of assets pursuant to sale and leaseback transactions where the aggregate fair market value does not exceed the greater of €100,000,000 and 2% of total assets; and

(vi)
including a general basket by reference to Consolidated Annualised EBITDA set at 17.5% less the deductions and plus the additions (including as a result of reinvestment through acquisitions) as set out in recent Liberty precedents.

(b)
a new paragraph 19.6(c) such that if a transaction (or any portion) meets the criteria of a Permitted Disposal and also meets the criteria of a Permitted Payment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or any portion) as a disposal permitted under Paragraph (b) of Clause 19.6 (Disposals) and/or a Restricted Payment permitted under Clause 19.13 (Restricted Payments).

40.
Asset Passthrough: amend, amongst others, Clauses 19.6 (Disposals), 19.7 (Financial Indebtedness), 19.10 (Acquisitions and mergers), 19.13 (Restricted Payments) and 19.15 (Loans and Guarantees) and any related definitions to permit, as per recent Liberty precedents, asset transfers between a holding company of a Borrower and/or any other members of the wider Liberty group (excluding members of the Group) where such assets pass through one or more members of the Group before being finally transferred to the relevant holding company or wider Liberty group member (as applicable), subject to certain restrictions.

41.
Project Companies: amend the Credit Agreement to permit, as per recent Liberty precedents, amongst other things (a) the disposal of shares or other interests (including shareholder loans) in any special purpose company or its holding company whose creditors have no recourse to any member of the Group (except to the extent of any security granted over such shares or other interests) and (b) the grant of security over the shares or other interests in, or the assets of, such special purpose company (or its holding company).

42.	Content Transactions: amend the Credit Agreement, as per recent Liberty precedent, such that, amongst other things:

(a)	an amount (being the greater of €200,000,000 and 5% of total assets) of net proceeds are not required to be prepaid against the Facilities in mandatory prepayment; and

(b)	payments (being up to the greater of €200,000,000 and 5% of total assets) in respect thereof will constitute Permitted Payments, in respect of any sale, distribution or other transaction relating to any broadcasting or distribution rights or images, audio, visual or interactive content provided that no Event of Default is continuing or would occur as a result of such transaction.

43.
Permitted Acquisition/Permitted Joint Venture: amend the Permitted Acquisition and Permitted Joint Venture provisions to delete any requirement to provide a business plan, acquisition business plan, or other financial projections subject however to retention of a requirement to certify pro forma compliance with the ratio of Net Total Debt to Consolidated Annualised EBITDA being less than or equal to 5.50:1.00; increase time period for deliverables to within 60 days of the acquisition; provide that any certificate required may be signed by an authorized officer of the Company; and make such other conforming changes required to bring in line with recent Liberty precedent.

44.
Geographic restrictions: amend the Credit Agreement to (a) delete all jurisdictional restrictions applicable to any Permitted Acquisition, Permitted Joint Venture or Permitted Business; and (b) amend Clause 27.7(b) (Additional Borrowers) to provide that, in addition to the existing ability for an Additional Borrower incorporated in Benelux and the US to accede (without requiring any Lender consent), to provide an ability to accede Additional Borrowers incorporated in any other jurisdiction with the consent of the Majority Lenders.

45.	Treasury transactions: amend the Credit Agreement to delete Clause 19.12 (Treasury transactions).

46.
Holding Companies: amend the Credit Agreement to delete Clause 19.16 (Holding Companies) which restricts Telenet Group Holding N.V. from carrying out any business, owning any asset or incurring any liabilities except for certain limited items and amend Clause 19.10(b)(iii) to expressly permit a merger of any of Telenet Group Holding N.V., Telenet N.V or any of their intermediate holding companies or Telenet Vlaanderen NV with any of Telenet Group Holding N.V., Telenet N.V or Telenet Vlaanderen NV any of their intermediate holding companies subject to compliance with the merger regime in recent Liberty precedents.

47.	Permitted Financial Indebtedness: amend the definition of Permitted Financial Indebtedness:

(a)	to include an express reference to any Financial Indebtedness constituting a Permitted Transaction;

(b)	to include any Financial Indebtedness in respect of any non-recourse subsidiary;

(c)
to remove the restriction on not incurring Financial Indebtedness in contemplation of a Permitted Acquisition and the requirement to discharge such Financial Indebtedness within six months of the date of completion of the acquisition;

(d)
to permit vendor financing arrangements and sale and leaseback transactions provided that the pro forma Net Total Debt to Consolidated Annualised EBITDA is equal to or less than, 5.50:1.00, provided that such vendor financing provider or lessor is not permitted to benefit from any Security Interest other than in respect of the assets subject to such financing arrangements;

(e)
to include a provision such that if that Financial Indebtedness meets the criteria of more than one of the types of Permitted Financial Indebtedness in the definition of Permitted Financial Indebtedness, the Company, in its sole discretion, may classify such item of Financial Indebtedness on the date of its incurrence and shall only be required to include the amount and type of such Financial Indebtedness in one of the limbs of that definition and will be permitted on the date of such incurrence to divide and classify an item of such Financial Indebtedness in more than one of such limbs, and, from time to time, may reclassify all or a portion of such Financial Indebtedness;

(f)
to permit Financial Indebtedness of asset securitization subsidiaries (as described above) incurred solely to finance any asset securitisation programme or receivables factoring transaction otherwise permitted under the definition of Permitted Disposals; and

(g)
in Paragraph (p) of the definition of Permitted Financial Indebtedness, permit the Company to incur Financial Indebtedness under this general basket of up to an aggregate of the greater of €200,000,000 and 5% of total assets.

48.	Permitted Transaction: amend the definition of Permitted Transaction:

(a)
to include transactions conducted in the ordinary course of trading on arm’s length terms (other than (i) any sale, lease, licence, transfer or other disposal and (ii) the granting or creation of any Security or the incurring or permitting to subsist of Financial Indebtedness);

(b)	to expressly permit a member of the Group to acquire shares in another member of the Group (in particular, in respect of a Holding Company of such member of the Group);

(c)	to permit post-closing reorganisations and spin-offs in line with recent Liberty precedent.

49.
Permitted Business/Change of Business: amend the Credit Agreement to delete Clause 19.8 (Permitted Business) and amend Clause 19.9 (Change of business) such that the restriction would only apply to a substantial change in the business of the Group taken as a whole.

50.	Permitted Payments:

(a)	amend the definition of Permitted Payment to include the following additional limbs:

(i)
to enable any holding company of a member of the Group to pay taxes that are due by such holding company but which are allocable to (I) the Group and due by such holding company as a result of the Group being included in a fiscal unity with such holding company or (II) acting as a holding and/or financing company of the Group;

(ii)	contemplated by a disposal or similar transaction required by a regulatory authority or a court of competent jurisdiction;

(iii)	payments to any direct or indirect shareholder of a member of the Group for out-of-pocket expenses incurred in connection with its direct or indirect investment in a Group company;

(iv)
for certain holding company expenses (as defined in accordance with a recent Liberty precedent) including expenses payable in connection with, amongst other things, compliance with laws and regulations, reporting obligations, related indemnification payments, employee, directors and officers insurance policies and general corporate overhead expenses);

(v)	for financial advisory, financing, underwriting or placement services or other investment banking activities, in particular acquisitions or divestitures, approved by the board of the holding company;

(vi)
any other distribution, dividend, transfer of assets, loan or other payment not falling within the other limbs of the definition and not exceeding an aggregate amount of the greater of €250,000,000 and 3% of total assets in any financial year;

(vii)
an amount corresponding to the Revolving Facility Excluded Amount at any time and provided that if at any time after a Permitted Payment under this limb is made the revolving facility is prepaid or repaid in full or in part, a further Permitted Payment may be made under this limb in an amount equal to (A) if in full, the Revolving Facility Excluded Amount; and (B), if in part, the lower of an amount equal to (i) the Revolving Facility Excluded Amount and (ii) the amount of the partial prepayment or repayment referred to above, at any time after the date of such repayment (in each case in accordance with recent Liberty precedent;

(viii)	to provide a de minimis threshold of €15,000,000 under which the restrictions on entering into transactions with a Restricted Person in Clause 19.13 (Restricted Payments) will not apply;

(ix)	paragraph (b) of the definition containing a carve out for management fees to be amended to refer to the greater of €15,000,000 and 0.5% of total assets of the Group in any financial year;

(x)
payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a person or entity that is not a member of the Group in connection with, an asset securitisation programme or receivables factoring transaction;

(xi)	Permitted Payments in respect of a Permitted Disposal;

(xii)
Paragraph (c) of the definition to be amended to permit loans, distributions, dividends or other payments made by Telenet International Finance S.à r.l. to Telenet Group Holding NV (in addition to those made by the Company) and to permit the payments referred to in paragraph (c), in each case, provided that prior to and as a result of such payment Net Total Debt to Consolidated Annualised EBITDA would not be greater than 5.00:1.00 (taking into account the Revolving Facility Excluded Amount); and

(xiii)	payments in relation to a Permitted Transaction.

(b)
amend Clause 19.13 (Restricted Payment) to include a provision, such that if a Permitted Payment meets the criteria of more than one of the categories described, the Company will be entitled to classify such Permitted Payment (or portion thereof) on the date of its payment or later reclassify such Permitted Payment (or portion thereof) in any manner that complies with the covenant in that Clause; and

(c)
amend Clause 19.13 (Restricted Payment) to exclude Permitted Affiliate Transactions from the restriction in such Clause (with a new definition of such term to be included, consistent with recent Liberty precedent) and so that such Clause does not restrict transactions to the extent they constitute Permitted Payments.

51.	Permitted Loans: amend Clause 19.15 (Loans and Guarantees):

(a)	to include a limb for counter guarantees in relation to any rental guarantees;

(b)	to include a limb for loans or guarantees in respect of any Permitted Transaction and to any Permitted Joint Venture;

(c)	to include a limb for loans to employees in the ordinary course of employment or to fund exercise of share options or purchase of capital stock of up to €10,000,000 in aggregate;

(d)	to permit customary liquidity loans in connection with a permitted asset securitisation program or receivables factoring transaction; and

(e)	to provide for the Company to be able to make loans and guarantees under a general basket of up to an aggregate of the greater of €100,000,000 and 2% of total assets.

52.	Changes to Thresholds:

(a)
in the definition of Permitted Security Interest, permit the Company to secure Financial Indebtedness on a pari passu or junior-ranking basis provided that (other than in the case of a refinancing of other secured Financial Indebtedness in the same or a lesser principal amount) the Net Total Debt to Consolidated Annualised EBITDA ratio on a pro forma basis would not be greater than 5.50:1.00 and provided that such Financial Indebtedness is subject to an intercreditor agreement on terms satisfactory to the Security Agent (acting on the instructions of the Majority Lenders) and where (in the case of such Financial Indebtedness being secured on a junior-ranking basis) the rights of the holders of such Financial Indebtedness in respect of any payment will be contractually subordinated to the rights of the Lenders on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt, as referred to in recent Liberty precedent);

(b)
in Paragraph (k) of the definition of Permitted Security Interest, provide that the Company may secure Financial Indebtedness under this general basket of up to the greater of €200,000,000 and 5% of total assets, such security to be either on assets not subject to the security in favour of the Lenders or otherwise secured on a junior ranking basis over assets subject to the Lenders’ security (in the latter case provided that the rights of the holders of such Financial Indebtedness in respect of any payment will be contractually subordinated to the rights of the Lenders on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt, as referred to in recent Liberty precedent);

(c)	in Clause 20.5 (Cross default and cross acceleration), delete reference to €50,000,000 and replace with €75,000,000; and

(d)	in Clause 20.8 (Creditors’ process), delete reference to €25,000,000 and replace with €75,000,000.

53.
Shareholder Loans: amend Clause 19.17(b) (Shareholder Loans) to permit shareholder loans to be governed by Belgian law, Luxembourg law, Delaware, Colorado, New York, Dutch or English law provided that (subject to item 58 (Release of Security and Guarantees) in this Schedule) if any existing shareholder loan governed by Belgian law is to have a new governing law, equivalent Security is provided to the Finance Parties following such change of law.

54.
Shares: amend Clause 19.19 (Share Capital) to also permit the reduction of capital and the purchase or redemption of shares if it is (i) a Permitted Transaction; (ii) in circumstances where all of the share capital is held by another member of the Group; or (iii) for a nominal amount. Amend Clause 19.20 (Share security) to remove any restrictions on the issue of shares by any member of the Group, provided that if any of the existing shares in the relevant member of the Group are subject to Security, any new shares will also be subject to equivalent Security.

55.
Security and Guarantee Release: amend the relevant provisions of the Credit Agreement (in particular Clauses 18.17 (Material Subsidiaries), 19.20 (Share Security) and 27.9 (Resignation of an Obligor)) to provide that, subject to certain thresholds being met no Obligor nor any other member of the Group is required to provide any Security or guarantee other than Security over the shares that it holds in any Obligor, Security required under the terms of the Credit Agreement in respect of Subordinated Shareholder Loans and a guarantee from the Obligors under the terms of the Credit Agreement and include a provision to authorise the Security Agent to release any other Security or guarantees other than the aforementioned and to release Security in respect of Permitted Disposals and to permit relevant Security to be released if a Guarantor resigns in accordance with Clause 27.9 (Resignation of an Obligor (other than the Company)) provided that the guarantor coverage test would still be met notwithstanding such release.

56.	Events of Default:

(a)	amend Clause 1.2(a)(x) to clarify that both a Default and an Event of Default is not continuing if remedied or waived;

(b)
amend Clause 20.2 (Non-payment) to delete the qualification relating to technical or administrative errors and to include a 3 Business Day grace period for payment of principal and a 5 Business Day grace period for any other payments;

(c)
amend Clause 20.3 (Breach of other obligations) to provide for a clean up period of 120 days in respect of any entity acquired pursuant to a Permitted Acquisition in line with recent Liberty precedent;

(d)
amend (a) Paragraph (iv) of Clause 20.6 (Insolvency) by clarifying that commencing negotiations with the Finance Parties will not constitute an Event of Default under this Paragraph and (b) Paragraph (b) of Clause 20.7 (Insolvency Proceedings) including a general exclusion for contested proceedings that are frivolous, vexatious or an abuse of the process of the court but without the requirement to provide a legal opinion with respect thereto to the Facility Agent;

(e)
amend Clause 20.5 (Cross default and cross acceleration) to clarify that the occurrence of a termination event in respect of a Hedging Agreement as a result of any refinancing or redemption of Financial Indebtedness will not constitute an Event of Default under Paragraphs (b) or (c) of such Clause and also to carve out circumstances being contested in good faith, Financial Indebtedness being owed by one member of the Group to another member of the Group and any Default arising under Financial Indebtedness of an acquired entity for a period of 180 days from the date of the relevant acquisition (provided that there has been no acceleration of such Financial Indebtedness), in each case in line with recent Liberty precedents; and

(f)
delete Paragraphs (b) and (c) of Clauses 20.11 of (Effectiveness of the Finance Documents) and Clauses 20.12 (Ownership of the Obligors), 20.13 (Expropriation), 20.15 (Material Contracts) (and all references to Material Contracts) and Clause 20.18(b) (ERISA) and conform Paragraphs (a) and (d) of Clauses 20.11 of (Effectiveness of the Finance Documents) with recent Liberty precedents.

57.
Impaired Agent: amend the Credit Agreement to provide for impaired agent provisions language used in recent Liberty precedents and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market so that alternative payment and notice arrangements are permitted if the Facility Agent is impaired.

58.
Defaulting Lender: include standard defaulting lender provisions used in recent Liberty precedents and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market so as the commitments of a defaulting lender may be cancelled and it will have no rights to vote in respect of such cancelled commitments. Clarify that no commitment fee will be payable to a defaulting lender.

59.	Replacement of Agent/ Security Agent: amend Clause 21.13 (i) (Resignation of an Agent) to:

(a)
remove the requirements for the Company to: (a) be unsatisfied with the performance of the Agent; (b) specify reasonable grounds for replacement in the relevant notice and (c) add a requirement that no Default is outstanding at the relevant time;

(b)	provide that the Company may remove the Facility Agent if the status or identity of the Facility Agent causes any Obligor to become liable for any withholding tax in connection with FATCA; and

(c)	provide that the Company will have the right to appoint a successor Facility Agent without the Lenders’ consent twice during the life of the Facilities, and, in each case, permits the removal of the Security Agent as the joint creditor for the purposes of any “parallel debt.

60.	Agent’s management time: amend the Credit Agreement to remove Clause 21.15 (Agent’s management time).

61.
Assignments/Transfers of Lenders: clarify that the Company should have the right to withhold consent in respect of an assignment/transfer of the Revolving Facility to an entity which is not a lender under a revolving facility to the wider Liberty group (subject to no consent being required in the case of transfers to other Lenders or affiliates of Lenders or following an event of default which is continuing). There should be no unreasonableness qualifier on this right (in respect of the Revolving Facility only). Remove requirement of deemed consent within 10 Business Days in respect of each Revolving Facility.

62.
Assignments/Transfers of Obligors: amend Clause 27.2 so that any Benelux Borrower may assign or transfer any of its rights and obligations under the Revolving Facility or the Term Loans to another Benelux Borrower and so that any US Borrower may do the same to another US Borrower, in each case, without the prior consent of the Lenders provided that a solvency opinion and legal opinion are provided, if requested, in accordance with recent Liberty precedents in respect of an equivalent provision.

63.
Replacement of a Lender: amend the Credit Agreement to include the right to replace a Lender (in whole and at par) if the Obligor becomes obliged to make payment under Illegality, Increased Costs, Tax Gross up or Tax Indemnity provisions to any Lender or if a Lender invokes the provisions of Clause 10 (Market Disruption).

64.
Expenses: amend Clause 25.2 (Subsequent costs) to make legal fees subject to any agreed caps; and Clause 11.6 (Stamp taxes) to ensure that any liability of the Company for the payment of any tax (including stamp taxes) does not extend to taxes payable in respect of an assignment or transfer of a Lender’s interest.

65.	Amendments:

(a)
amend Clause 26 (Amendments and waivers) to introduce a class exception, whereby any amendment or waiver that relates only to the rights or obligations of a particular Utilisation or Facility and does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations or Facilities only requires the consent of the relevant proportion of Lenders participating in such Utilisation or Facility;

(b)
amend Clause 26.2 (Exceptions) to require the consent of affected Lenders only and not all Lenders (and make any consequential changes by amending for example, all references to matters requiring all Lender consent to only requiring affected Lender consent); and

(c)	include a new paragraph (d) to Clause 26.2 (Exceptions), to permit the Facility Agent to make technical, minor, operational and OID amendments without consent from any

Lenders, on terms consistent with recent Liberty precedent as at the date of implementation of the amendments.

66.
Intercompany Debt: amend the finance documents to (i) provide that intercompany debt should be freely transferable within the group, provided that only, in the case of any intercompany debt which is the subject of security granted in favour of the Finance Parties, equivalent security is granted to the Finance Parties; and (ii) permit amendments to any intercompany debt documents without lender consent.

67.
Form of TNV: amend the Credit Agreement (and any other Finance Document) to permit Telenet N.V. or any other member of the Group to change its corporate form to a private limited company (or equivalent under the law of the jurisdiction of its incorporation) or any other corporate limited liability form, without requiring the consent of any Lender, provided that, if shares in the relevant entity that is changing corporate form are the subject of security in favour of the Finance Parties, the Facility Agent may require the delivery of new security over such shares and, in addition, that such changes are not materially adverse to the interest of the Lenders and the delivery, if requested, of legal opinions to the Facility Agent and Security Agent, confirming that, after giving effect to any transactions related to such change of corporate form, the security over the shares in the relevant entity continues to represent valid and perfected security interests.

68.
Joint Ventures and solvent reorganisations: amend the Credit Agreement to permit Telenet N.V. to contribute freely pledged loan and guarantee receivables to the Permitted Joint Venture’s share capital without requiring a release from the Security Agent (subject to confirmation or re-taking of security over such pledged loan and guarantee receivables) and amend clause 4.8(f) of the Intercreditor Agreement to permit the solvent liquidation or solvent reorganisation of a member of the Group in accordance with Clause 19.10 (Acquisitions and Mergers) without requiring Majority Senior Lender consent as currently required under such clause of the Intercreditor Agreement. In addition, clarify in Paragraph (b)(iii) of Clause 19.10 (Acquisitions and mergers) that references to mergers also include solvent reorganisations and solvent liquidations (and subject to equivalent requirements).

69.
Indemnification requirements: amend the Credit Agreement in respect of any indemnity granted by the Company to conform to recent Liberty precedent including, amongst others, amending Clause 11.3 (Tax Indemnity) such that the indemnity is paid within 10 Business Days and the loss is calculated on a reasonable basis, Clause 11.6 (Stamp Taxes) such that the indemnity is paid within 10 Business Days, Clause 24.2(b) (Other Indemnities) such that the indemnity only extends to loss incurred where the Facility Agent has acted reasonably.

70.	Accession Agreements: amend each Accession Agreement to remove the restriction which prevents:

(a)
Telenet N.V. from arranging an Additional Facility if after giving effect to a utilisation thereunder, the ratio of Net Total Senior Debt to Consolidated Annualised EBITDA would be greater than 4.50:1; and

(b)	the Company from requesting the transfer of an Additional Facility pursuant to Clause 26.3 (Non-Consenting Lenders).

71.	Non-Consenting Lenders: remove the timing window of 90 days during which the Company may effect the provisions set out in Clause 26.3 (Non-Consenting Lenders).

72.	References: amend the Credit Agreement:

(a)	so that all references to any party include any assignees, transferees, successors in title and merged entities thereof;

(b)	to take account of the fact that Holdco has been liquidated; and

(c)	to take account of the fact that certain Facilities under the Credit Facility have been (as at the date of this Agreement) repayment and cancelled in full.

73.
Subsidiary: amend the definition of Subsidiary so that it means, in respect of a person, any entity directly or indirectly controlled by such person, for which purpose control means ownership of more than 50 per cent. of the economic and/or voting share capital (or equivalent right of ownership) and that for the purposes of the financial covenants and related provisions that a “Subsidiary” of a person includes legal entity which is accounted for under applicable GAAP or IFRS as a Subsidiary.

74.
Material Adverse Effect representation: amend Clause 16.9 (Not material adverse change) such that the representation provides that there has been no material adverse change in the consolidated financial position of the Group (taken as a whole) since the date to which the Original Financial Statements which would or is reasonably likely to have a Material Adverse Effect.

SCHEDULE 6
FURTHER AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 6 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.
Business: amend the definition of Business to include any business or provision of services substantially the same or similar to that of any Affiliate of the Company other than a member of the Group on the amendment and restatement date as set out in recent Liberty precedent.

2.
Screen Rate: amend the definition of Screen Rate to provide for the replacement of the Banking Federation of the European Union by the European Money Markets Institute as the administrator of EURIBOR together with other amendments to the definition of Screen Rate by reference to clause and language used in recent Liberty precedents.

3.	Financial Indebtedness: amend the definition of Financial Indebtedness as follows:

(a)	deleting paragraph (f) in relation to deferred payments; and

(b)	by excluding the following items from the definition:

(i)	any obligation to make payments in relation to earn outs;

(ii)	any pension obligations; and

(iii)	any payments for assets acquired or services supplied deferred in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied.

4.	Super Majority Lenders: delete paragraph (a)(vii) of Clause 26.2 (Exceptions).

5.	Mandatory Costs: delete all references in each Additional Facility Accession Agreement to Mandatory Costs and any related provisions.

6.
Rollover Loans: amend Clause 4.2 (Further conditions precedent) so that the applicable condition precedent to a Rollover Loan is that the Facility Agent shall not have received instructions from the Lenders to whom more than 50 per cent. of the relevant Rollover Loan or documentary credit is owed (not taking into account outstandings in respect of which a repayment or cancellation notice has been delivered), requiring the Facility Agent to refuse such rollover or renewal of a documentary credit following a written notice having been served under Clause 20.19 (Acceleration).

7.	Tax: amend Clause 11 (Taxes) to provide that each Finance Party will be obliged to act reasonably and in good faith in making any determination for the purpose of Clause 11 (Taxes).

8.
VAT: amend Clause 11.7 (Value Added Taxes) to provide that (i) no Party shall exercise any potential option for waiving a VAT exemption and (ii) no payment shall be required from an Obligor to a Finance Party if the relevant VAT charge is caused by that Finance Party’s option to waive a VAT exemption and to conform it such that it is consistent with any VAT provisions in recent Liberty precedents.

9.
Market Disruption: amend the Credit Agreement to include provisions for the protection of reference banks and their officers in accordance with recent Liberty precedents and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market.

10.
Information: amend the Credit Agreement to include new confidentiality provisions in relation to funding rates and reference bank quotations in accordance with recent Liberty precedents and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market.

11.	Financial Covenants:

(a)
amend the definition of Consolidated EBITDA, at the Company’s option to provide that the starting point for Consolidated EBITDA may be operating income and/or, at the Company’s option, to include the following limbs as add backs or deductions to that definition:

(i)	all stock-based compensation expenses;

(ii)	(at the Parent’s option) other non-cash impairment charges;

(iii)	any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge including any one-off reorganization or restructuring charges;

(iv)	any accrued management fees (and include a definition as per recent Liberty precedents) (whether or not paid) and any permitted holding company expenses;

(v)	earn out payments to the extent such payments are treated as capital payments under the accounting principles; and

(vi)
realised gains (losses) (to the extent not already included) arising out of the maturity or on termination of forward foreign exchange or other currency hedging contracts entered into with respect to operational cash flows.

(b)
amend the definition of Consolidated Total Borrowings, in each case, to exclude from such definitions Financial Indebtedness of a member of the Group under which the person to whom the Financial Indebtedness is owed does not have or will not have recourse to any member of the Group other than recoveries made on enforcement and such person is not entitled to commence proceedings for the winding up of any member of the Group until after the Commitments have been reduced to zero and all amounts owing under the Finance Documents have been repaid in full.

12.	Asset Securitisation Subsidiary: amend the Credit Agreement to include (i) an ability for one or more members of the Group to provide limited recourse credit support by way of letter of credit, revolving facility commitment, guarantee or other credit enhancement up to a maximum amount of 25% of the principal amount of the indebtedness of an asset securitisation subsidiary (and such credit enhancement shall not count as Financial Indebtedness), (ii) the following as Permitted Security Interests: rights of set-off granted to any financial institution acting as a lockbox bank in connection with any asset securitisation programme or a receivables factoring transaction, security interests for the purpose of perfecting the ownership interests of a purchaser of receivables and related assets pursuant to any asset securitisation programme or a receivables factoring transaction, cash deposits or other security interests for the purposes of securing the limited recourse credit support at (i) above, security interests over investments in asset securitisation subsidiaries and liens arising in connection with other sales of receivables permitted under the Credit Agreement without recourse to the Group and (iii) an ability to make investments in cash in or to invest in indebtedness of asset securitisation subsidiaries.

13.	Permitted Disposals:

(a)	amend the definition of Permitted Disposal to include in addition to the existing “Permitted Disposals”:

(i)	a payment required to be made under the senior secured finance documents;

(ii)
disposals of property or other assets on bona fide arm’s length commercial terms in the ordinary course of business in consideration for, or to the extent that contractual arrangements are in place within 12 months of such disposals and the proceeds of that disposal are applied within 18 months after such disposal in the acquisition of property or other assets of a similar nature and approximately equal value to be used in the Business of the Group (on the basis that limb (b) of the definition of Permitted Disposal can be deleted);

(iii)
disposals by one member of the Group to another member of the Group provided that, if such assets subject to the disposal are subject to existing security, the Borrower within 15 Business Days of such disposal ensures that the assets remain subject to security;

(iv)	disposals of any interest in real or heritable property by way of a lease or licence granted by a member of the Group to another member of the Group;

(v)
disposals of any assets pursuant to the implementation of an Asset Passthrough (as such term is defined in recent Liberty precedents) or of any funds received pursuant to the implementation of a Funding Passthrough (as such term is defined in recent Liberty precedents);

(vi)	disposals of property or other assets required to satisfy any pension plan contribution liabilities;

(vii)
disposals of shares or other interests in project companies, entities excluded from the Group which are subsidiaries of the Company or joint venture companies (each as defined in recent Liberty precedent) or the assignment of any Financial Indebtedness owed to a member of the Group by any project companies, entities excluded from the Group which are subsidiaries of the Company or a joint venture company;

(viii)
disposals of accounts receivables which have remained due and owing from a third party for a period of more than 90 days and in respect of which the relevant member of the Group has diligently pursued in the normal course of business and where such disposal is on non-recourse terms to a member of the Group;

(ix)	disposals of assets subject to finance or capital leases pursuant to the exercise of an option by the lessee under such finance or capital leases;

(x)
disposals of assets in exchange for the receipt of assets of a similar or comparable value provided that where the assets being disposed of and replaced exceed a book value of €200,000,000, a certificate signed by an authorised signatory of the Company is delivered to the Facility Agent certifying (without personal liability) that the assets being received by the relevant member of the Group are of a similar or comparable value to the assets being disposed of;

(xi)
disposals constituting the surrender of tax losses by any member of the Group (i) to another member of the Group, (ii) to any member of the Wider Group (as defined in recent Liberty precedent) where the surrendering company receives fair market value for such tax losses from the relevant recipient, and (iii) in order to eliminate, satisfy or discharge any Tax liability of a former member of the Wider Group (as defined in recent Liberty precedent) which has been disposed of in accordance with the terms of the Credit Agreement where a member of the Group would incur a liability if the Tax liability were not so eliminated, satisfied or discharged;

(xii)
disposals of assets to and sharing assets with any person who is providing services the provision of which have been or are to be outsourced to that person by any member of the Group subject to certain conditions reflected as set out in recent Liberty precedents and where the value of those assets does not exceed 5% of Bank Group Consolidated Revenues (as defined in recent Liberty precedent and subject to a carry forward to the following year);

(xiii)	disposals of non-core assets acquired in connection with a transaction permitted under Clause 19.10 (Acquisitions and Mergers);

(xiv)
disposals in connection with any sale, transfer, demerger, contribution, spin off or distribution of, any creation or participation in a joint venture and/or entering into a transaction or taking action with respect to, any assets, undertakings and/or businesses of the Group which compromise all or part of a business division within or outside of the Group, in each case, where such transaction has the prior approval of the Majority Lenders;

(xv)	disposals constituted by licences of intellectual property rights permitted by Clause 19.18 (Intellectual Property Rights);

(xvi)	disposals of assets made pursuant to the establishment of a Permitted Joint Venture or the disposal of assets to a Permitted Joint Venture;

(xvii)	disposals made in relation to a compulsory purchase order or any other order of any agency of state, authority or other regulatory body not exceeding €25,000,000 in any financial year;

(xviii)	disposals by any member of the Group of customer premises equipment to a customer;

(xix)
disposals of assets on arm’s length commercial terms where the cash proceeds of the disposal are reinvested within 12 months of the date of the disposal (or 18 months of the date of the disposal if, within 12 months, the proceeds are contractually committed to be so applied);

(xx)
direct or indirect sale (or otherwise) of any part of a present or future undertaking, shares, property, rights or remedies or other assets by one or a series of transactions, related or not, required by a regulatory authority or court of competent jurisdiction; and

(xxi)	disposals of assets where the aggregate fair market value does not exceed the greater of €50,000,000 and 1% of total assets in any financial year; and

14.
Asset Passthrough and Funding Passthrough: amend, amongst others, Clauses 19.6 (Disposals), 19.10 (Acquisitions and mergers), 19.13 (Restricted Payments) and 19.15 (Loans and Guarantees) and any related definitions to permit, as per recent Liberty precedents, funding transfers between a holding company of a Borrower outside of the Group and/or any other members of the wider Liberty group (excluding members of the Group) where funding is passed through one or more members of the Group before being finally being transferred to the relevant holding company or wider Liberty group member (as applicable), subject to certain restrictions.

15.	Permitted Acquisitions: amend the Permitted Acquisitions definition to include in addition to the existing “Permitted Acquisitions”:

(a)
the purchase of or investment in Cash Equivalent Investments or marketable securities (as defined in recent Liberty precedent) (including by way of consideration in respect of any disposal as contemplated in Clause 19.6 (Disposals));

(b)	the incorporation of a company or the acquisition of an “off-the-shelf” company which is or becomes a member of the Group;

(c)
any acquisition by any member of the Group in connection with a disposal permitted under Clause 19.6 (Disposals) and any acquisition by a member of the Group of shares issued in a Subsidiary of the Company or a subsidiary of any Permitted Affiliate Parent (as such term is defined in recent Liberty precedent) which in any case is a member of the Group and which will, after the acquisition of such shares, become a wholly-owned direct or indirect Subsidiary of the Company or a subsidiary of any Permitted Affiliate Parent as the case may be, provided that if the other shares of such Subsidiary are subject to existing Security Interests such newly issued shares shall also be subject to any existing Security Interest within 10 Business Days of their issue;

(d)	any acquisition made by a member of the Group pursuant to the implementation of an asset passthrough or a funding passthrough;

(e)	any acquisition by a member of the Group of any loan receivable security or other asset by way of capital contribution or in consideration of the issue of any securities or of subordinated debt;

(f)	the acquisition of any leasehold interest in any assets which are the subject of a sale and lease back permitted under Clause 19.6 (Disposals);

(g)
arising from the conversion of any company (the “Original Company”) from one form of organisation to another form of organisation provided that (i) if, prior to the time of such conversion, the Security Agent has the benefit of security over the shares of such Original Company or such Original Company is an Obligor, then the Company shall ensure that the Security Agent is provided with Security Interests over the equivalent ownership interests in, and substantially all of the assets of, the converted organisation of at least equivalent nature and ranking to the Security Interest previously provided by the Original Company and (ii) the Security Agent is satisfied that any possibility of such additional Security Interest being challenged or set aside is not materially greater than the such possibility in respect of the share capital of the Original Company;

(h)
investments in any asset securitisation subsidiary in connection with any asset securitisation programme or receivables factoring transaction otherwise permitted by Clause 19.6 (Disposals) that is reasonably necessary or advisable to effect such asset securitisation programme or receivables factoring programme;

(i)	any purchase or acquisition of assets in the ordinary course of business; and

(j)
acquisitions which are not otherwise permitted under the definition of Permitted Acquisitions provided that the aggregate consideration paid in respect of such acquisitions does not exceed the greater of €300,000,000 and 5% of the total assets in any financial year.

16.	Permitted Financial Indebtedness: amend the definition of Permitted Financial Indebtedness to, in addition to the existing “Permitted Financial Indebtedness”:

(a)
permit members of the Group to give subordinated unsecured guarantees in respect of any debt issued by a Holding Company of the Company in accordance with recent Liberty precedent subject to the terms of an intercreditor agreement on terms satisfactory to the Facility Agent (acting reasonably);

(b)
permit any Financial Indebtedness arising in respect of any performance bond, guarantee, standby letter of credit or similar facility entered into by any member of the Group to the extent that cash is deposited as security for the obligations of such member of the Group thereunder;

(c)
permit Financial Indebtedness arising under tax-related financings designated in good faith as such by prior written notice from the Borrower to the Facility Agent provided that such indebtedness does not exceed €250,000,000 at any time;

(d)	permit Financial Indebtedness which is incurred, on a secured or unsecured or on a senior or subordinated basis, by an Obligor provided that (after the incurrence of such indebtedness) on the quarterly Accounting Period prior to such incurrence the ratios contained within Clause 18 (Financial Covenants) are not exceeded or breached, calculated on a pro forma basis, and provided further that the Financial Indebtedness is subject to the terms of an intercreditor agreement on terms satisfactory to the Facility Agent and the Security Agent (in each case, acting reasonably); and

(e)
permit Financial Indebtedness in connection with Senior Secured Notes (as such term is defined in recent Liberty precedent) and any guarantee in respect of any Senior Secured Notes given by a member of the Group which is an Obligor subject to the terms of an intercreditor agreement satisfactory to the Facility Agent and the Security Agent (in each case, acting reasonably).

17.
Permitted Transaction: amend the definition of Permitted Transaction and make consequential amendments to the Credit Agreement to ensure the following are permitted by the covenants in accordance with recent Liberty precedent:

(a)	any other transaction approved by the Majority Lenders; and

(b)	the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as distributions are made to other members of the Group.

18.
Permitted Payments: amend the definition of Permitted Payment to ensure that paragraph (c) applies to any distribution, dividend, transfer of assets, loan or other payment from any member of the Group to a Restricted Person and is not limited to the payment of principal or interest on Subordinated Shareholder Loans or distributions, dividends or other payments made by the Company in respect of its share capital and to include the following additional limbs in addition to the existing “Permitted Payments”:

(a)	payments to the extent required to pay subordinated notes trustee amounts;

(b)	following the occurrence of an Event of Default, payments to the extent required to fund Permitted Payments not otherwise prohibited under the Intercreditor Agreement as amended from time to time;

(c)	payments to the extent such distribution, dividend, transfer of assets, loan or other payment is in respect of a nominal amount;

(d)
payments or distributions or the repayment of a loan or redeemable equity made pursuant to an Asset Passthrough or a Funding Passthrough, in each case, funded from cash generated by entities outside of the Group;

(e)
payments or distributions, or the repayment of a loan, or the redemption of loan stock or redeemable equity made to any member of the Wider Group (as defined in recent Liberty precedent) provided that (i) an amount equal to such payment is reinvested by such member of the Wider Group (as defined in recent Liberty precedent) into a member of the Group within three days of receipt thereof; (ii) the total amount of such payments and reinvested amounts does not exceed €300,000,000 and (iii) where such payments are made in cash, any reinvested amounts are also made in cash provided that reinvested amounts shall be in the form of subordinated debt, equity or the repayment of an intercompany loan or advance;

(f)
payments of any dividend, payment, loan or other distribution, or the repayment of a loan or the redemption of loan stock or redeemable equity, in each case, which is required in order to facilitate the making of payments by any person and to the extent required by the terms of (i) the Finance Documents, (ii) the Senior Secured Notes (as such term is defined in recent Liberty precedent), (iii) Holdco Debt (as defined in recent Liberty precedent), subject to the same conditions as set out in recent Liberty precedent, (iv) by the terms of any hedging agreements of Holdco Debt to which any immediate holding company of the Company is a party and which is not prohibited by the terms of an intercreditor agreement on terms satisfactory to the Facility Agent and the Security Agent (in each case, acting reasonably) and (v) for the purposes of implementing a Content Transaction or Business Division Transaction (as each term is defined in recent Liberty precedent);

(g)
payments of an amount up to €200,000,000 from the cash proceeds of a Content Transaction (as such term is defined in recent Liberty precedent) provided that no Event of Default has occurred and is continuing;

(h)
payments made to the Borrower’s holding company and any permitted affiliate of the Borrower’s holding company of amounts outstanding in relation to Subordinated Shareholder Loans or subordinated debt the proceeds of which are to be used by such holding company of the Borrower to refinance debt which it has incurred in an amount equal to the amount of Subordinated Shareholder Loan or subordinated debt received by the Borrower’s holding company;

(i)	payments made with the consent of the Majority Lenders;

(j)	payments in connection with any earn out;

(k)
the transfer of tax losses to Restricted Persons (provided that the amount of such tax losses shall be deemed reduced by any payment received by any member of the Group from any Restricted Person for such tax losses) subject to pro rata leverage covenant compliance and no default having occurred or occurring;

(l)
payments in relation to any tax losses received by any member of the Group from any Restricted Person provided that such payments shall only be made in relation to such tax losses in an amount equal to the amount of tax that would have otherwise been required to be paid by any member of the Group if those tax losses were not so received and such payment shall only be made in the tax year in which such losses are utilised by any member of the Group; and

(m)
payments to fund the purchase of any management equity which is subsequently transferred to other or new management (together with the purchase or repayment of any related loans) and/or to make other compensation payments to departing management.

19.	Permitted Loans: amend Clause 19.15 (Loans and Guarantees):

(a)	to include any credit given by a member of the Group to another member of the Group which arises by reason of a cash pooling, set off or other cash management arrangements of the Group or by reason of other credits relating to services performed or allocation of expenses;

(b)	to include a loan made by a member of the Group pursuant to either an asset passthrough or a funding passthrough;

(c)
to include a limb to include loans made by a member of the Group to a member of the Wider Group (as defined in recent Liberty precedent) where the proceeds of the loan are to be used to make payments or for guarantees in relation to any senior unsecured notes (as such term is defined in the recent Liberty precedent) or to make Permitted Payments, provided that no Event of Default has occurred and is continuing or to fund any Permitted Payments following the occurrence of an Event of Default which are not prohibited under the terms of the Intercreditor Agreement as amended from time to time;

(d)
to include loans granted by any member of the Group to a member of the Wider Group (as defined in recent Liberty precedent) where the indebtedness outstanding relates to intra-group services in the ordinary course of business;

(e)	to provide for the granting of customary title guarantees given in connection with the assignment of leases which are permitted under Clause 19.6 (Disposals);

(f)	to include any loans arising from Subscribers (as defined in recent Liberty precedent) resulting from deferred purchase terms;

(g)	to include loans made which are Permitted Financial Indebtedness or are in connection with Permitted Acquisitions; and

(h)	to replace the reference to €100,000,000 in paragraph (f) with €300,000,000 to increase the basket for lending transactions in connection with permitted acquisitions.

20.	Permitted Security Interest: amend the definition of “Permitted Security Interest” to include Security Interests in addition to the existing “Permitted Security Interests”:

(a)
which arise under any senior secured finance document which is subject to the terms of an intercreditor agreement on terms satisfactory to the Facility Agent and the Security Agent (in each case, acting reasonably);

(b)
which arise by operation of law or by a contract having a similar effect or under an escrow arrangement required by a trading counterparty or a member of the Group in each case entered into in the ordinary course of business of the relevant member of the Group;

(c)
which arise in respect of any right of set-off, netting arrangement, title transfer or title retention arrangements which arise in the ordinary course of business or by operation of law, under banking arrangements, retention of title arrangements or hedging arrangements;

(d)	which arise from any finance leases, sale and leaseback arrangements or vendor financing arrangements which are permitted under Clause 19.7 (Financial Indebtedness);

(e)
which arise over any asset acquired by a member of the Group and subject to which such asset is acquired provided that such Security Interest was not created in contemplation of the acquisition of the asset and the Financial Indebtedness secured thereby (i) is Financial Indebtedness of the relevant acquiring member of the Group, (ii) is Permitted Financial Indebtedness on the basis that it existed at the date of completion of a Permitted Acquisition or is Financial Indebtedness under permitted sale and leaseback transactions or vendor financing arrangements and (iii) the amount of such Financial Indebtedness is not increased at any time;

(f)
which arise over any property or other assets to satisfy any pension plan contribution liabilities provided that the value of such property and assets, taken together in aggregate, and together in aggregate with any disposals permitted pursuant to (a)(vi) of clause 13 above, do not exceed €100,000,000 at any time;

(g)
constituted by a rent deposit deed entered into on arm’s length commercial terms and in the ordinary course of business which secure obligations of a member of the Group in relation to property leased to a member of the Group;

(h)	which is granted over the shares of indebtedness owed by or over assets attributable to a Project Company (as such term is defined in recent Liberty precedent) or a Permitted Joint Venture;

(i)
over cash deposited as security for the obligations of a member of the Group in respect of a performance bond, guarantee, standby letter of credit or similar facility entered into in the ordinary course of business by a member of the Group; and

(j)
which is created by a member of the Group in favour of the Security Agent in substitution for any Security Interest under an existing Security Document provided that the principal amount secured thereunder may not be increased unless any Security Interest in respect of such increased amount would be otherwise permitted under the Credit Agreement.

21.	Amendments:

(a)
include a new clause such that where a request for a waiver of, or an amendment to, any provision of any Finance Document has been sent by the Facility Agent to the Lenders at the request of an Obligor, each Lender that does not respond to such request for waiver or amendment within 10 Business Days after receipt by it of such request (or within such other period as the Facility Agent and the Company shall specify), shall be excluded from the calculation in determining whether the requisite level of consent to such waiver or amendment was granted, and delete the proviso to the definition of Majority Lenders; and

(b)	delete paragraph (a)(vi) of Clause 26.2 (Exceptions) and provide that guarantees and security can be released with the consent of the Lenders representing 90% of Commitments.

22.
Certain Funds Acquisitions: amend Clause 4.2 (Further Conditions Precedent) to provide that the relevant Additional Facility Lenders may amend or waive any of the conditions at paragraphs (a) and (b) in relation to any Loan under an Additional Facility in relation to an acquisition where the relevant vendor requires, or it is commercially advantageous in connection with any competitive bid process that, such acquisition is completed on a certain funds basis other than an Event of Default that has arisen under Clause 20.2 (Non-payment) or Clauses 20.6 (Insolvency) to 20.9 (Similar proceedings).

23.
Voluntary cancellation/prepayment: amend clauses 7.8 (Voluntary cancellation) and 7.6 (Voluntary prepayment) to delete the references to delivering to the Facility Agent a duly completed Cancellation Notice not less than “five” Business Days prior to the due date of the cancellation/prepayment and replace it with a reference to not less than “three” Business Days or such other time period agreed between the Company and the Facility Agent prior to the due date of the cancellation/prepayment.

24.
Additional Facility Accession Agreement: amend the Telenet Additional Facility Accession Agreement definition to delete the reference to “with such amendments as the Facility Agent may approve or reasonably require” and replace it with a reference to “with such amendments as may be agreed between UPC Broadband and the relevant Lender or Lenders under the proposed Additional Facility”.

25.
Events of Default: amend Clause 20.5 (Cross default and cross acceleration) to carve out Financial Indebtedness that is cash collateralised where such cash is available for application in satisfaction of this indebtedness.

26.
Second Lien and Subordinated Debt: amend the Finance Documents to permit the Company to incur and secure Financial Indebtedness on a second lien ranking or on a subordinated and junior ranking basis (other than indebtedness owing to Affiliates that are not members of the Group) provided that (i) (other than in the case of a refinancing of other secured Financial Indebtedness in the same or a lesser principal amount) the Net Total Debt to Consolidated Annualised EBITDA ratio on a pro forma basis would not be greater than 5.50:1.00 and provided that such Financial Indebtedness is subject to an intercreditor agreement on terms satisfactory to the Facility Agent and the Security Agent (in each case, acting reasonably) and, where the rights of the holders of such Financial Indebtedness will be contractually subordinated to the rights of the Lenders, on terms comparable to the intercreditor agreement that relates to the Liberty Global Reference Agreements referenced under para (iii) or paragraph (iv) (as applicable) of the definition of “Liberty Global Reference Agreements” and (ii) in relation to any such financing that comprise of subordinated debt albeit secured on a junior ranking basis, the intercreditor provision would be similar to the treatment of “mezzanine creditors” on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt, with such adjustments and amendments agreed between the Company, the Security Agent and the Facility Agent (acting reasonably in each case).

27.
New Group: amend the Finance Documents to include an ability to redefine the Group to include a Holding Company of the Company and that Holding Company’s Subsidiaries (other than the excluded subsidiaries) instead of the Company and its Subsidiaries (other than the excluded subsidiaries).

28.	Additional Borrowers: Additional Borrowers may be incorporated in the Kingdom of Belgium, Netherlands, Luxembourg or, in relation to any new Additional Facilities, in the United Kingdom.

29.	Security over Lenders’ Rights: amend the Credit Agreement in accordance with recent Liberty precedent to permit each Lender, without the consent of any Obligor, to charge, assign or otherwise create security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender except that no such charge, assignment or Security shall (i) release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the relevant Lender as a party to any of the Finance Documents or (ii) require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

SCHEDULE 7
ADDITIONAL AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 7 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.	Financial Indebtedness: amend the definition of Financial Indebtedness as follows:

(a)	deleting paragraph (e) in relation to receivables sold; and
(b)    by excluding the following items from the definition:

(iii)
receivables sold or discounted, whether recourse or non-recourse, including for the avoidance of doubt any indebtedness in respect of an asset securitisation programme or a receivables factoring transaction and any related credit support;

(iv)
instead of the exclusion at paragraph 3(b)(iii) of Schedule 6 (Further Amendments, Waivers, Consents and Other Modifications) of this Agreement, any payments for assets acquired or services supplied which are deferred; and

(v)	indebtedness raised through sale and leaseback transactions.

2.
Asset Securitisation Subsidiary: amend the Credit Agreement to include (i) an ability to carry out internal corporate reorganizations reasonably required in connection with, or to effect, any asset securitisation programme or a receivables factoring transaction, (ii) without limiting any of the foregoing, any other amendments reasonably necessary to permit or effect, or in connection with, any asset securitisation programme or receivables factoring transaction and (iii) an ability to undertake an asset securitisation programme or receivables factoring transaction using a deferred purchase price structure i.e. so as “receivables” are deemed to include notes received from a purchaser and other amounts payable over time, including amounts payable pursuant to financing or operating leases.

3.	Permitted Disposals: amend the definition of Permitted Disposal to include in addition to the existing “Permitted Disposals”:

(a)
instead of paragraph 39(a)(iii) of Schedule 5 (Amendments, Waivers, Consents and Other Modifications) of this Agreement, any disposal of real property if the fair market value in any financial year does not exceed the greater of €50,000,000 and 3% of Total Assets (with unused amounts in any financial year being carried over to the next succeeding financial year subject to a maximum of the greater of €50,000,000 million and 3% of Total Assets of carried over amounts for any financial year);

(b)
instead of paragraph 13(a)(xii) of Schedule 6 (Further Amendments, Waivers, Consents and Other Modifications) of this Agreement, any disposition of assets to a person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any member of the Bank Group to such person;

(c)	any disposal of the share capital of, or an interest in, any person which is not a member of the Group; and

(d)	disposals of assets permitted by paragraph (c) of the definition of Permitted Payment.

4.
Permitted Acquisitions: amend the definition of Permitted Acquisition to include in addition to the existing “Permitted Acquisitions” any purchase or acquisition of further share capital in any person in respect of which a member of the Bank Group owns less than a 50 per cent. interest in the share capital or equivalent of such person in the event that the deliverables set out in sub-paragraphs (i) to (iv) of paragraph (b) of the definition of Permitted Joint Venture have previously been delivered to the Facility Agent in connection with the acquisition of any share capital in such person at any time.

5.
Restricted payments: (i) amend Clause 19.13 (Restricted payments) to delete the words “or enter into any transaction with a Restricted Person other than on bona fide arm’s length commercial terms or on terms which are fair and reasonable and in the best interests of the Group.” and (ii) amend paragraph (c) of the definition of Permitted Payment to delete the words “made by the Company in respect of its share capital”.

6.
Permitted Security: amend the definition of “Permitted Security Interest” to include Security Interests in addition to the existing “Permitted Security Interests” on (a) proceeds from the offering of any debt securities or other Financial Indebtedness (and accrued interest thereon) paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events for the benefit of the related holders of debt securities or other Financial Indebtedness (or the underwriters or arrangers thereof) or (b) cash set aside at the time of the incurrence of any Financial Indebtedness or government securities purchased with such cash, in either case, to the extent such cash or government securities prefund the payment of interest on such Financial Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose.

7.
Revolving Facility Excluded Amount: amend the definition of Revolving Facility Excluded Amount as referenced at paragraph 30(b)(ix) of Schedule 5 (Amendments, Waivers, Consents and Other Modifications) of this Agreement such that it means the greater of (1) €400,000,000 (or its equivalent in other currencies) and (2) 0.25 multiplied by Consolidated Annualised EBITDA for the latest Measurement Period.

8.
Intra-Group Services: amend the definition of Intra-Group Services as referenced at paragraphs 30(a)(xxiii) of Schedule 5 (Amendments, Waivers, Consents and Other Modifications) and 19(d) of Schedule 6 (Further Amendments, Waivers, Consents and Other Modifications)of this Agreement to delete the reference to “IT” and replace it with a reference to “branding, marketing, network, technology, research and development, installation and customer service,”.

9.
Wholly-owned Subsidiary: include a definition of “wholly-owned Subsidiary” consistent with recent Liberty precedent and including carve outs for (a) directors’ qualifying shares or an immaterial amount of shares required to be owned by other persons pursuant to applicable law, regulation or to ensure limited liability and (b) in the case of an asset securitization subsidiary, shares held by a person that is not an Affiliate of the Company solely for the purpose of permitting such person (or such person’s designee) to vote with respect to customary major events with respect to such asset securitization subsidiary, including without limitation the institution of bankruptcy, insolvency or other similar proceedings, any merger or dissolution, and any change in charter documents or other customary events).

10.
Change in Accounting Principles: with reference to paragraph 37 of Schedule 5 (Amendments, Waivers, Consents and Other Modifications) of this Agreement, amend the Credit Agreement to clarify that in the event of any changes to accounting policies, practices or procedures resulting from Company’s decision to adopt IFRS or US GAAP (as applicable), if the Company wishes not to prepare additional information in the form of a statement with reasonable detail confirming that the relevant changes would have no effect on the operation of the ratios set out in Clause 18 (Financial Covenants) (the Additional Information) for each set of financial information, the Company may provide the Facility Agent with a confirmation that (i) the ratios set out in Clause 18 (Financial Covenants) can be tested on a substantially equivalent basis or (ii) that there will be no material effect on the operation of the ratios set out in Clause 18 (Financial Covenants), following the adoption of IFRS or US GAAP (as applicable) without the need for any amendments to such ratios or the financial definitions and if the Facility Agent (acting on the instructions of the Majority Lenders) has not objected (acting reasonably) within 60 days of the date of such confirmation, the Company will no longer have to provide the Additional Information for each set of financial information.

11.
New Reporting Entity: amend clause 17.1 (Financial statements) to provide that the relevant financial statements may be provided by any Holding Company of the Company (the New Reporting Entity) instead of the Reporting Entity, in each case, provided that a reconciliation is given showing the necessary adjustments to the financial statements of the New Reporting Entity to derive financial information applicable to the Group.

12.
Telenet Additional Facilities: amend paragraph (e) of Clause 2.7 (Telenet Additional Facility) to remove the requirements: (i) that the average maturity of the Telenet Additional Facility can be no earlier than 31 July 2017; and (ii) to comply with certain ratio levels at the time of arranging a Telenet Additional Facility and provide instead for an incurrence only test such that, as a condition to any utilisation of such Telenet Additional Facility: (a) the ratio of Net Senior Secured Debt (as defined in accordance with recent Liberty precedent) to Consolidated Annualised EBITDA would not be greater than 4.50:1, as a result of any such utilisation (taking into account in each case the Revolving Facility Excluded Amount). In addition, expressly permit the Company to pay a fee to any Telenet Additional Facility Lender.

13.
New Notes Issuances and Additional Senior Secured Debt: amend the Finance Documents to provide that (subject to certain protections such that creditors of the new indebtedness are not structurally senior to the Lenders) any member of the Group (including a newly incorporated company which is a member of the Group) may issue notes and incur additional term or revolving debt which rank pari passu with the rights of the Lenders and shall be capable of being secured by the transaction security and provided that the proceeds of such debt may be used to, amongst other things, refinance Term Loans and Revolving Facility Loans and for general working capital purposes provided that (other than in the case of a refinancing of other secured Financial Indebtedness in the same or a lesser principal amount) as a result of the incurrence of such additional debt, Net Senior Secured Debt (as defined in accordance with a recent Liberty precedent) to Consolidated Annualised EBITDA would not be greater than 4.50:1.00 (taking into account in each case the Revolving Facility Excluded Amount).

14.
Documentary Credits and Ancillary Facilities: with reference to paragraphs 12 and 13 of Schedule 5 (Amendments, Waivers, Consents and Other Modifications) of this Agreement, amend the Credit Agreement to also provide that Documentary Credits and Ancillary Facilities can be provided under Additional Facilities that are revolving facilities.

15.
Ancillary Facilities: with reference to paragraph 12 of Schedule 5 (Amendments, Waivers, Consents and Other Modifications) of this Agreement, ensure that the Credit Agreement provides that (i) a date specified in a conversion notice as the effective date for an ancillary facility commitment may be a date not less than 3 Business Days after the date such conversion notice is received by the Facility Agent, (ii) any proposed increase or reduction or extension of the ancillary facility commitment shall only take effect from a date not less than 3 Business Days after the date the Facility Agent has received notice of the relevant modification or variation or extension and (iii) an ancillary facility lender may demand repayment or prepayment of any amounts under its ancillary facility if the ancillary facility outstandings under that ancillary facility can be repaid by a revolving facility advance (and not less than 7 Business Days notice (or such shorter period as agreed to by the Company) is given to the relevant Borrower before payment becomes due).

16.
Financial Covenants: amend the definition of EBITDA in Clause 23.1 (Financial Definitions), so that, at the Company’s option, it may include (i) the amount of loss on the sale or transfer of any assets in connection with an asset securitisation programme, receivables factoring transaction or other receivables transaction and/or (ii) any gross margin (revenue minus cost of goods sold) recognised by any Affiliate of the Company in relation to the sale of goods and services relating to the Business, as add backs to that definition (instead of the add back referred to at paragraph 30(a)(xiii) of Schedule 5 (Amendments, Waivers, Consents and Other Modifications) of this Agreement).

17.
Unrestricted Subsidiary: further to paragraph 27 of Schedule 5 (Amendments, Waivers, Consents and Other Modifications) of this Agreement, provide that an Unrestricted Subsidiary means each Subsidiary of the Company that is not an Obligor and which is designated by the Company in writing as an Unrestricted Subsidiary.

18.
Holding Company Expenses: amend the Credit Agreement to provide that the definition of holding company expenses (as defined in accordance with recent Liberty precedents) to be incorporated in accordance with Schedule 5 (Amendments, Waivers, Consents and Other Modifications) of this Agreement includes Liberty Global plc and its direct and indirect subsidiaries as the relevant holding companies instead of the direct or indirect holding companies of members of the Group.

19.	Defaulting Lender: amend the Credit Agreement to include the right to replace a Lender (in whole and at par) if that Lender becomes a Defaulting Lender.

20.	Permitted Loans: amend Clause 19.15 (Loans and Guarantees):

(a)	to include, other than in respect of Financial Indebtedness, guarantees given by persons or undertakings acquired pursuant to a Permitted Acquisition; and

(b)	to include any deferred consideration on Permitted Disposals up to 25 per cent. of the sale consideration.

21.
Hedging Termination Event: amend Clause 4.3(b) of the Intercreditor Agreement to replace the reference to 60 days at sub-paragraph (i) with a reference to 10 days and to provide that each Hedging Bank (as defined in the Intercreditor Agreement) may exercise any right to terminate or close out any hedging transaction under a Hedging Document (as defined in the Intercreditor Agreement) prior to its stated maturity if:

(a)	an Event of Default has occurred under Clause 20.6 (Insolvency), Clause 20.7 (Insolvency proceedings), Clause 20.8 (Creditors’ process) or Clause 20.9 (Similar proceedings) of the Credit Agreement or any equivalent provision in any Senior Finance Document other than a Hedging Document (each as defined in the Intercreditor Agreement) which is similar in meaning and effect in relation to an Obligor that is a party to that Hedging Document; or

(b)    any Security conferred by the Security Documents is enforced.

22.
Change of Jurisdiction: amend the receivables and securities pledge agreement dated 9 August 2002 between, among others, Telenet Group Holding NV as pledgor and KBC Bank NV as Security Agent to delete the words “validly existing under the laws of Belgium” at Clause 6.1(a) of that agreement and replace them with “validly existing under the laws of its jurisdiction of incorporation”, as well as amend in the same manner any other Security Document governed by Belgian law which contains a similar representation or undertaking regarding the jurisdiction of incorporation of the pledgor. Also amend the Credit Agreement such that:

(a)
in relation to Telenet Group Holding NV (but only for so long as it is not a member of the Group) or any other entity which is not a member of the Group but which has provided security under the Credit Agreement which is governed by Belgian law, if as a result of a change of jurisdiction of incorporation (including as a result of a merger), the security granted by it would not continue to be effective, the relevant company shall, prior to such change of jurisdiction, consult with the Security Agent (acting reasonably), with a view to taking steps (other than a release and retake of the security) to ensuring the continuity and effectiveness of the security. The relevant company shall undertake all such commercially reasonable steps to ensure the continuity and effectiveness of the security prior to any change of jurisdiction. If no such steps can be taken, it (or the surviving entity in a merger) will enter into replacement security prior to or on the date of any change of jurisdiction on terms which are (x) consistent with that of the existing security and (y) satisfactory to the Security Agent (acting reasonably), and the Security Agent will be authorised to release the existing security following such replacement. Clause 20.11 will be amended to include a carve-out to paragraphs (b) and (c) where any existing security agreement governed by Belgian law is released and therefore ceases to be effective in accordance with this paragraph; and

(b)
in relation to any member of the Group which has provided security which is governed by Belgian law, if as a result of a change of jurisdiction of incorporation (including by way of a merger in accordance with Clause 19.10 of the Credit Agreement), the security granted by it would not continue to be effective or the obligations under the security documents entered into by it would be affected by the merger, the relevant company shall, prior to such change of jurisdiction, consult with the Security Agent (acting reasonably), with a view to taking steps (other than a release and retake of the security) to ensuring the continuity and effectiveness of the security and/or the obligations under the security documents. The relevant company shall undertake all such commercially reasonable steps to ensure the continuity and effectiveness of the security and/or the obligations under the security documents prior to or on the date of any change of jurisdiction. If no such steps can be taken, it (or the surviving entity in a merger) will enter into replacement security prior to any change of jurisdiction on terms which are (x) consistent with that of the existing security and (y) satisfactory to the Security Agent (acting reasonably), and the Security Agent will be authorised to release the existing security following such replacement. Clause 20.11 will be amended to include a carve-out to paragraphs (b) and (c) where any existing security agreement governed by Belgian law is released and therefore ceases to be effective and Clause 19.10 will be amended to include a carve out to paragraph (b)(iii)(B) where any existing security agreement governed by Belgian law is released, in each case, in accordance with this paragraph.

23.
Release Authorisation: amend clause 11.5 of the Intercreditor Agreement to replace sub-paragraph (ii) with the following “(x) any Obligor sells or otherwise disposes of an asset either when permitted to do so under the Senior Facilities Agreement or at the request of or with the consent of the Majority Senior Creditors after an Event of Default  under the Senior Facilities Agreement or (y) the release of any asset under a Security Document is expressly permitted under the Senior Facilities Agreement or in any Security Document,”.

24.
Reporting Group Calculations:  amend the Credit Agreement to delete the definition of “Reporting Group” and to replace all references to “Reporting Group” with a reference to “Group” provided that (i) Total Debt shall include Consolidated Total Borrowings that are designated as Holdco Debt (as defined in recent Liberty precedent) and (ii) clause 17.1 shall be amended such that a reconciliation shall be delivered with each set of financial statements of the Reporting Entity showing the necessary adjustments to those financial statements to derive financial information applicable to the Group.

25.
Net Senior Secured Debt:  provide that the new definition of Net Senior Secured Debt to be incorporated as defined in accordance with recent Liberty precedent shall also exclude any debt that is second lien ranking or is contractually subordinated to the rights of the Lenders under the Facilities in accordance with the terms of paragraph 26 of Schedule 6 (Further Amendments, Waivers, Consents and Other Modifications).

26.
Net Total Debt to Consolidated Annualised EBITDA: amend Clause 18.2 (Net Total Debt to Consolidated Annualised EBITDA) such that the Net Total Debt to Consolidated Annualised EBITDA financial ratio may not be greater than 5.50:1.00 for each Measurement Period (but taking into account the Revolving Facility Excluded Amount for the purposes of calculating debt).

27.
Exclusion of General Basket: amend the Credit Agreement to provide that any Financial Indebtedness incurred under the general basket for the incurrence of Financial Indebtedness from time to time (being paragraph (p) of the definition of Permitted Financial Indebtedness on the date of this Agreement) shall be excluded for the purposes of calculating Net Total Debt and Net Senior Secured Debt under the Credit Agreement.